As filed with the Securities and Exchange Commission on June 18, 2014    Registration No.   333-__________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peoples Bancorp Inc.
 (Exact name of Registrant as specified in its charter)

Ohio	6021	31-0987416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

138 Putnam Street, Marietta, Ohio
(740) 373-3155
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

M. Ryan Kirkham, Esq.
Corporate Counsel
Peoples Bancorp Inc.
138 Putnam Street, Marietta, Ohio
(740) 376-7574
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan B. Zaunbrecher, Esq. Dinsmore & Shohl LLP First Financial Center 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8171	Douglas Scott Morgan, Esq. Morgan Law.co 784 Marburn Drive Columbus, Ohio 43214 Phone: (614) 929-5466

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer	☐ Non-accelerated filer (do not check if smaller reporting company)
☒ Accelerated filer	☐Smaller reporting company

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)
☐ Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Shares, no par value	1,400,000	N/A	$30,649,991	$3,947.71

(1)
Represents an estimate of the maximum number of shares of common shares, no par value per share, of Peoples Bancorp Inc. that Registrant anticipates issuing in connection with the proposed merger to which this registration statement relates.

(2)
Pursuant to Rule 457(c) and (f)(3) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as (A) the product of (i) $106.00, the average of the bid and ask prices per share of Ohio Heritage Bancorp, Inc. common stock as reported on the OTCQB on June13, 2014, the latest practicable date prior to the date of filing of this registration statement, and (ii) 342,458, the estimated maximum number of shares of common stock of Ohio Heritage Bancorp, Inc. that may be exchanged in the merger, minus (B) $5,650,557, the estimated aggregate amount of cash to be paid by Peoples Bancorp Inc. in the proposed merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED JUNE 18, 2014, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
OHIO HERITAGE BANCORP, INC.

and

PROSPECTUS OF PEOPLES BANCORP INC.

MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

Peoples Bancorp Inc. (“Peoples”), and Ohio Heritage Bancorp, Inc. (“Ohio Heritage”), have entered into an Agreement and Plan of Merger dated as of April 4, 2014 (the “Merger Agreement”), which provides for the merger of Ohio Heritage with and into Peoples (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Ohio Heritage and the approval of the Merger by various regulatory agencies.

The board of directors of Ohio Heritage has called a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The time, date and place of the Ohio Heritage special meeting is as follows: , Eastern Daylight Savings Time, on , 2014, at Ohio Heritage Bank’s main office at 200 Main Street, Coshocton, Ohio 43812. The adoption and approval of the Merger Agreement by the shareholders of Ohio Heritage requires the affirmative vote of the holders of at least 80% of the Ohio Heritage common shares outstanding and entitled to vote at the special meeting.

Under the terms of the Merger Agreement, shareholders of Ohio Heritage will be entitled to receive from Peoples, after the Merger is completed, merger consideration equal to $110.00 per Ohio Heritage common share, payable in the form of a combination of cash and Peoples common shares to be calculated as set forth in the Merger Agreement. Such per share merger consideration will be paid as follows:

•	15%, or $16.50 per Ohio Heritage common share, will be paid in cash, and

•
85%, or $93.50 per Ohio Heritage common share, will be paid in Peoples’ common shares (the number of which will be determined based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger (the "Share Exchange Ratio")).

The Share Exchange Ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise number of Peoples' common shares you may receive on the date the Merger is completed. Peoples will not issue any fractional common shares in connection with the Merger. As a result, cash will be paid instead of any fractional common shares based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger.

This document is a proxy statement that Ohio Heritage is using to solicit proxies for use at its special meeting of shareholders to be held on , 2014, to vote on the Merger. It is also a prospectus relating to Peoples’ issuance of its common shares in connection with the Merger. This proxy statement/prospectus describes the special meeting, the merger proposal and other related matters.

Ohio Heritage’s board of directors recommends that you vote “FOR” the Merger

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” On April 4, 2014, the date of execution of the Merger Agreement, the closing price of Peoples’ common shares was $24.45 per share. On , 2014, the closing price of Peoples’ common shares was $ per share. Ohio Heritage’s common shares are traded in the over-the-counter market under the symbol “OHHB.” On April 4, 2014, the date of execution of the Merger Agreement, the closing price of Ohio Heritage’s common shares (based upon the closing price of such common shares on January 22, 2014, which was the most recent day that such common shares were traded prior to April 4, 2014) was $40.40. On , 2014, the closing price of Ohio Heritage’s common shares was $ .

    You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 15 for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.

Whether or not you plan to attend the special meeting of shareholders of Ohio Heritage, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. We urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the merger proposal, Peoples’ common shares to be issued in the Merger and other related matters.

Sincerely,

W. Richard Baker
Chairman
Ohio Heritage Bancorp, Inc.

An investment in Peoples’ common shares in connection with the Merger involves risk. See “RISK FACTORS” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Peoples’ common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement/prospectus is dated , 2014, and it
is first being mailed to Ohio Heritage shareholders on or about , 2014.

Notice of Special Meeting of Shareholders
To be held at , Eastern Daylight Savings Time, on , 2014, at
200 Main Street, Coshocton, Ohio 43812

To the Shareholders of Ohio Heritage Bancorp, Inc.:

Notice is hereby given that a special meeting of the shareholders of Ohio Heritage Bancorp, Inc. will be held at , Eastern Daylight Savings Time, on , 2014, at Ohio Heritage Bank’s main office at 200 Main Street, Coshocton, Ohio 43812, for the purpose of considering and voting on the following matters:

1.    A proposal to adopt and approve the Agreement and Plan of Merger dated as of April 4, 2014, by and between Peoples Bancorp Inc. and Ohio Heritage Bancorp, Inc.;

2.    A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

3.    Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Ohio Heritage Bancorp, Inc. is unaware of any other business to be transacted at the special meeting.

Holders of record of Ohio Heritage Bancorp, Inc. common shares at the close of business on , 2014, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.  The affirmative vote of the holders of at least 80% of Ohio Heritage’s shares is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Ohio Heritage Bancorp, Inc. common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of Ohio Heritage Bancorp, Inc. common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The Ohio Heritage Bancorp, Inc. board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

W. Richard Baker
Chairman
, 2014	Ohio Heritage Bancorp, Inc.

WHERE YOU CAN FIND MORE INFORMATION

Peoples is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Peoples also files reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. Certain information filed by Peoples with the SEC is also available, without charge, through Peoples’ web site at www.peoplesbancorp.com under the “Investor Relations” section.

Peoples has filed a registration statement on Form S-4 to register its common shares to be issued as part of the merger consideration with the SEC. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Peoples has previously filed with the SEC, which contain important information about the company and its financial condition. See “Incorporation of Certain Documents by Reference” on page 51. These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:

Peoples Bancorp Inc.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750
Attention: M. Ryan Kirkham, Esq.
Corporate Counsel
(740) 373-3155

 Additional information about Ohio Heritage may be obtained by contacting Ohio Heritage Bancorp, Inc., 200 Main Street, Coshocton, Ohio 43812, Attention: Investor Relations, (740) 622-8311.

To obtain timely delivery, you must request the information no later than , 2014.

Peoples’ common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO.” Ohio Heritage’s common shares are traded in the over-the-counter market under the symbol “OHHB.”

Peoples has not authorized anyone to provide you with any information other than the information included in this document and documents to which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Peoples’ business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS	1

SUMMARY	5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PEOPLES	10

UNAUDITED COMPARATIVE PER SHARE DATA	13

MARKET PRICE AND DIVIDEND INFORMATION	14

RISK FACTORS	15

FORWARD-LOOKING STATEMENTS	18

THE SPECIAL MEETING OF SHAREHOLDERS OF OHIO HERITAGE	20

Time, Date and Place	20
Matters to be Considered	20
Record Date; Shares Outstanding and Entitled to Vote	20
Votes Required; Quorum	20
Solicitation and Revocation of Proxies	21

DISSENTERS’ RIGHTS	21

THE MERGER	22

The Proposed Merger	22
Ohio Heritage’s Background and Reasons for the Merger	22
Recommendation of the Ohio Heritage Board of Directors	25
Peoples’ Reasons for the Merger	25
Opinion of Ohio Heritage’s Financial Advisor	26
Regulatory Approvals Required	34
Interests of Ohio Heritage Directors and Officers in the Merger	34
Material U.S. Federal Income Tax Consequences of the Merger	35
Accounting Treatment	39
Resale of Peoples’ Common Shares	39
Employee Matters	39

ADJOURNMENT OF THE OHIO HERITAGE SPECIAL MEETING	40

THE MERGER AGREEMENT	40

The Merger and Subsidiary Bank Merger	40
Effective Time	40
Merger Consideration	40
Surrender of Certificates	41
Indemnification and Directors’ and Officers’ Liability Insurance	41
NASDAQ Stock Listing	41
Conditions to Consummation of the Merger	41
Representations and Warranties	43
Ohio Heritage’s Conduct of Business Pending the Merger	44
Sale of Subsidiary Title Company	46
Expenses of the Merger	46
Termination of the Merger Agreement	46
Voting Agreements	47
Acquisition Proposals and Termination Fee	47
Amendment	47

i

COMPARISON OF CERTAIN RIGHTS OF OHIO HERITAGE AND PEOPLES SHAREHOLDERS	48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF OHIO HERITAGE	50

EXPERTS	50

LEGAL MATTERS	51

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	51

Annexes:

ANNEX A	Agreement and Plan of Merger	A-1

ANNEX B	Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law	B-1

ANNEX C	Opinion of GBQ Consulting, LLC	C-1

ii

Questions and Answers About the Merger and the Special Meeting

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q.: Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because Peoples Bancorp Inc. (“Peoples”) and Ohio Heritage Bancorp, Inc. (“Ohio Heritage”) have entered into an Agreement and Plan of Merger dated as of April 4, 2014 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which Ohio Heritage will be merged with and into Peoples (the “Merger”). Immediately following the Merger, Ohio Heritage Bank, an Ohio-chartered savings bank and a wholly- owned subsidiary of Ohio Heritage (“Ohio Heritage Bank”), will merge with and into Peoples Bank, National Association, a national banking association and wholly owned subsidiary of Peoples (“Peoples Bank”), with Peoples Bank being the surviving entity, which transaction is referred to as the “subsidiary bank merger.” The Merger Agreement must be adopted and approved by the holders of at least 80% of the Ohio Heritage common shares outstanding and entitled to vote at the special meeting, in accordance with Section 1701.78 of the Ohio General Corporation Law and Ohio Heritage’s Articles of Incorporation.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the shareholders of Ohio Heritage, and you should read it carefully. The enclosed voting materials allow you to vote your Ohio Heritage common shares without attending the special meeting.

Q:	Why are Peoples and Ohio Heritage proposing to merge?

A:
Ohio Heritage believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the merger consideration will provide enhanced value and increased liquidity to Ohio Heritage shareholders.  Furthermore, as a result of the Merger, Ohio Heritage will become part of a larger banking institution improving its ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy that both institutions currently share.

Peoples believes that the Merger will benefit Peoples and its shareholders by enabling Peoples to further expand into the markets currently served by Ohio Heritage and strengthening the competitive position of the combined organization. Furthermore, Peoples believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review the reasons for the Merger in more detail, see “THE MERGER” on page 22 of this proxy statement/prospectus.

Q:	What will Ohio Heritage shareholders receive in the merger?

A:
Under the terms of the Merger Agreement, shareholders of Ohio Heritage will be entitled to receive, after the Merger is completed, merger consideration equal to $110.00 per Ohio Heritage common share, payable in the form of a combination of cash and Peoples' common shares to be calculated as set forth in the Merger Agreement. Such per share merger consideration will be paid as follows:

•	15%, or $16.50 per Ohio Heritage common share, will be paid in cash, and

•
85%, or $93.50 per Ohio Heritage common share, will be paid in Peoples’ common shares (the number of which will be determined based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger (the "Share Exchange Ratio")).

The Shares Exchange Ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise number of Peoples' common shares you may receive on the date the Merger is completed. Peoples will not issue any fractional common shares in connection with the Merger. As a result, cash will be paid instead of any fractional common shares based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger.

Q:	Can I make an election to select the form of merger consideration I desire to receive?

A:	No. Each Ohio Heritage common share will receive the same combination of cash and Peoples common shares if the Merger closes.

Q:	Does Ohio Heritage anticipate paying any dividends prior to the effective date of the Merger?

A:
Yes. Under the terms of the Merger Agreement, Ohio Heritage is permitted to pay a dividend to its shareholders immediately prior to the effective date of the Merger based on an annual dividend of $1.34 per share as prorated to the effective date. Subject to compliance with applicable law, Ohio Heritage plans to pay such a dividend.

Q:	When and where will the Ohio Heritage special meeting of shareholders take place?

A:	The special meeting of shareholders of Ohio Heritage will be held at , Eastern Daylight Savings Time, on , 2014, at Ohio Heritage Bank’s main office at 200 Main Street, Coshocton, Ohio 43812.

Q:	What matters will be considered at the Ohio Heritage special meeting?

A:
The shareholders of Ohio Heritage will be asked to (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (3) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt and approve the Merger Agreement?

A:
The adoption and approval of the Merger Agreement by the shareholders of Ohio Heritage requires the affirmative vote of the holders of at least 80% of the Ohio Heritage common shares outstanding and entitled to vote at the special meeting. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Ohio Heritage common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:
If you were the record holder of Ohio Heritage common shares as of , 2014, you may vote in person by attending the special meeting or, to ensure that your Ohio Heritage common shares are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Ohio Heritage common shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or if you mark “ABSTAIN” on your proxy card with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card with respect to the proposal to approve the adjournment of the Ohio Heritage special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to vote, however, will have no effect on the proposal to approve the adjournment of the Ohio Heritage special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares be voted if I return a blank proxy card?

A:
If you sign, date and return your proxy card and do not indicate how you want your Ohio Heritage common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies

2

Q:	If my Ohio Heritage common shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), will my broker, bank or other nominee vote my shares for me?

A:
No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your Ohio Heritage common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your Ohio Heritage common shares will not be voted by your broker, bank or nominee.

Under the rules of the NASDAQ Stock Market, brokers who hold shares in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Ohio Heritage special meeting are such "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Assuming a quorum is present, if you are an Ohio Heritage shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•	your broker, bank or other nominee may not vote your shares on the proposal to approve the merger, which broker non-votes will have the same effect as a vote "AGAINST" such proposal; and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the President of Ohio Heritage, at 200 Main Street, Coshocton, Ohio 43812;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Ohio Heritage common shares in “street name” and you have instructed your broker, bank or nominee to vote your Ohio Heritage common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my rights?

A:
If you are an Ohio Heritage shareholder as of , 2014, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Section 1701.85 of the Ohio General Corporation Law to demand the fair cash value for your Ohio Heritage common shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Ohio Heritage a written demand for payment of the fair cash value of your shares before the vote on the Merger is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of Ohio Heritage shares owned by you, and the amount you claim to be the fair cash value of the your Ohio Heritage shares. For additional information regarding dissenters’ rights, see “DISSENTERS' RIGHTS” on page 21 of this proxy statement/prospectus and the complete text of the applicable sections of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B.

Q:	When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as we can. We expect to complete the Merger late in the third quarter of 2014, assuming shareholder approval and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

3

 Q:    Should I send in my Ohio Heritage stock certificates now?

A.
No. Either at the time of closing or shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your Ohio Heritage stock certificates for the merger consideration. Do not send in your stock certificates with your proxy form.

Q:	What do I need to do now?

A:
After carefully reviewing this proxy statement/prospectus, including its annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your Ohio Heritage common shares at the special meeting of shareholders of Ohio Heritage in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your Ohio Heritage common shares will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact:

Ohio Heritage Bancorp, Inc.
Attention: Investor Relations
200 Main Street
Coshocton, Ohio 43812
(740) 622-8311

4

Summary

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Peoples into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 51. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

Peoples Bancorp Inc.

Peoples Bancorp Inc.
138 Putnam Street
Marietta, Ohio 45750
Phone: (740) 373-3155

Peoples is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1980. Peoples offers diversified financial products and services through 51 financial service locations and 50 automated teller machines (“ATM”) in central, northeastern and southeastern Ohio, west central West Virginia and northeastern Kentucky through its financial service subsidiaries. Peoples operates principally through its wholly-owned subsidiary, Peoples Bank. Peoples’ other wholly-owned subsidiary is Peoples Investment Company. Peoples Bank’s operating subsidiaries include Peoples Insurance Agency, LLC and PBNA, L.L.C., an asset management company. Peoples Investment Company owns Peoples Capital Corporation.

On January 21, 2014, Peoples entered into an Agreement and Plan of Merger with Midwest Bancshares, Inc. (“Midwest”). Subsequently, on May 30, 2014, Peoples consummated the merger with Midwest in a stock and cash transaction valued at approximately $12.6 million. Immediately following the merger of Midwest into Peoples, First National Bank of Wellston (“First National”), a wholly-owned subsidiary of Midwest, was merged into Peoples Bank. At that time, First National’s two offices, located in Jackson and Wellston, Ohio became offices of Peoples Bank.

On April 21, 2014, Peoples and Peoples Bank entered into an Agreement and Plan of Merger with North Akron Savings Bank, a state-chartered savings bank (“North Akron”), which operates four full-service branches in Akron, Cuyahoga Falls, Munroe Falls and Norton, Ohio. The agreement calls for North Akron to merge into Peoples Bank at the effective time of the merger. Peoples expects this transaction to be completed in the fourth quarter of 2014, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of North Akron. At that time, all of North Akron’s offices will become branches of Peoples Bank.

Peoples’ primary business activities are conducted through Peoples Bank, a full-service community bank. Peoples Bank was first chartered as an Ohio banking corporation under the name “The Peoples Banking and Trust Company” in Marietta, Ohio, in 1902 and reorganized as a national banking association under its current name in 2000. Peoples Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency. Peoples Bank’s products and services include traditional banking products, such as deposit accounts, lending products and trust services. Peoples Bank provides services through traditional branch offices, ATMs and telephone and internet-based banking. Brokerage services are offered exclusively through an unaffiliated registered broker-dealer located at Peoples Bank’s offices. Peoples also makes available credit cards to consumers and businesses, as well as merchant credit card processing services, through joint marketing arrangements with third parties.

Peoples Investment Company, its subsidiary Peoples Capital Corporation, and PBNA, L.L.C. were formed to optimize Peoples’ consolidated capital position and provide new investment opportunities as a means of enhancing profitability. These opportunities include, but are not limited to, investments in low-income housing tax credit funds or projects, venture capital and other higher risk investments that Peoples Bank is limited or restricted from participating in. Presently, the operations of these companies do not represent a material part of Peoples’ overall business activities.

Through Peoples’ financial services units noted above, Peoples makes a complete line of banking, investment, insurance and trust solutions available to its customers and clients. These products and services include the following:

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•	various demand deposit accounts, savings accounts, money market accounts and certificates of deposit

•	commercial, consumer and real estate mortgage loans (both commercial and residential) and lines of credit

•	debit and ATM cards

•	corporate and personal trust services

•	safe deposit rental facilities

•	money orders and cashier’s checks

•	full range of life, health and property and casualty insurance products

•	custom-tailored fiduciary and wealth management services

At March 31, 2014, Peoples had total assets of approximately $2.1 billion, total loans of approximately $1.2 billion, total deposits of approximately $1.6 billion, and total shareholders’ equity of approximately $230.6 million.

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”. Peoples is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Peoples is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 51 of this proxy statement/prospectus.

Ohio Heritage Bancorp, Inc.

Ohio Heritage Bancorp, Inc.
200 Main Street
Coshocton, Ohio 43812
Phone: (740) 622-8311

Ohio Heritage is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1994. Ohio Heritage Bancorp, Inc. has one wholly-owned subsidiary - Ohio Heritage Bank.

Ohio Heritage Bank is an Ohio-chartered savings bank originally chartered in 1995. Ohio Heritage Bank’s main office is located in Coshocton, Ohio and it also has five branch offices located in Coshocton, Heath, Mount Vernon, Newark and New Philadelphia, Ohio.

Ohio Heritage Bank is a full service community bank offering a range of commercial and personal banking services. Deposit services include a variety of checking accounts, savings accounts and certificates of deposit.

At March 31, 2014, Ohio Heritage had total assets of approximately $252.6 million, total loans of approximately $179.4 million, total deposits of approximately $182.2 million and total shareholders’ equity of approximately $26.1 million.

Ohio Heritage's common shares are traded in the over-the-counter market under the symbol “OHHB.”

The Merger (page 22)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Ohio Heritage will be merged with and into Peoples, with Peoples surviving. Immediately following the Merger, Ohio Heritage Bank will be merged with and into Peoples Bank. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Ohio Heritage shareholders will receive in the Merger (page 40)

Under the terms of the Merger Agreement, shareholders of Ohio Heritage will be entitled to receive, after the Merger is completed, merger consideration equal to $110.00 per Ohio Heritage common share, payable in the form of a combination of cash and Peoples' common shares to be calculated as set forth in the Merger Agreement. Such per share merger consideration will be paid as follows:

•	15%, or $16.50 per Ohio Heritage common share, will be paid in cash, and

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•
85%, or $93.50 per Ohio Heritage common share, will be paid in Peoples’ common shares (the number of which will be determined based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger (the Share Exchange Ratio")).

The Share Exchange Ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise number of Peoples' common shares you may receive on the date the Merger is completed. Peoples will not issue any fractional common shares in connection with the Merger. As a result, cash will be paid instead of any fractional common shares based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger.

Exchange of Ohio Heritage common shares (page 41)

Once the Merger is complete, Wells Fargo Shareowner Services, as exchange agent, will mail you transmittal materials and instructions for exchanging your Ohio Heritage stock certificates for Peoples' common shares to be issued by book-entry transfer.

Ohio Heritage special meeting of shareholders (page 20)

A special meeting of shareholders of Ohio Heritage will be held at , Eastern Daylight Savings Time, on , 2014, at Ohio Heritage Bank’s main office at 200 Main Street, Coshocton, Ohio 43812, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•
any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Ohio Heritage board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned Ohio Heritage common shares as of the close of business on , 2014. As of , 2014, a total of 342,458 Ohio Heritage common shares were outstanding and eligible to be voted at the Ohio Heritage special meeting. As of the same date, there were no Ohio Heritage preferred shares outstanding or eligible to be voted at the Ohio Heritage special meeting.

Required vote (page 20)

The adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 273,967 Ohio Heritage common shares, which is 80% of the Ohio Heritage common shares outstanding and entitled to vote at the Ohio Heritage special meeting. A quorum, consisting of the holders of 171,230 of the outstanding Ohio Heritage common shares, must be present in person or by proxy at the Ohio Heritage special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the Ohio Heritage common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

As of , 2014, directors of Ohio Heritage owned an aggregate of 35,693 Ohio Heritage common shares, an amount equal to approximately10.42% of the outstanding Ohio Heritage common shares. All of the directors of Ohio Heritage, who collectively have the power to vote approximately 10.42% of the outstanding Ohio Heritage common shares as of April 4, 2014, entered into a voting agreement on such date with Peoples pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no Ohio Heritage common shares.

Recommendation to Ohio Heritage shareholders (page 25)

The board of directors of Ohio Heritage unanimously approved the Merger Agreement. The board of directors of Ohio Heritage believes that the Merger is fair to and in the best interests of Ohio Heritage and its shareholders, and, as a result, the

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directors unanimously recommend that Ohio Heritage shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Ohio Heritage considered many factors which are described in the section captioned “THE MERGER - Ohio Heritage’s Background and Reasons for the Merger” beginning on page 22 of this proxy statement/prospectus.

Opinion of Ohio Heritage’s financial advisor (page 26)

On April 3, 2014 GBQ Consulting LLC (“GBQ”) rendered its opinion to the special committee of the board of directors of Ohio Heritage that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration in the Merger was fair, from a financial point of view, to Ohio Heritage’s shareholders, collectively as a group. The full text of GBQ’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. Ohio Heritage shareholders are urged to read the opinion in its entirety. GBQ’s written opinion is addressed to the board of directors of Ohio Heritage, is directed only to the aggregate merger consideration in the Merger and does not constitute a recommendation as to how any holder of Ohio Heritage common shares should vote with respect to the Merger or any other matter.

 Material U. S. federal income tax consequences of the Merger (page 35)

Peoples and Ohio Heritage intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, if treated accordingly, for U.S. federal income tax purposes (i) no gain or loss will be recognized by Peoples or Ohio Heritage as a result of the Merger, (ii) U.S. Ohio Heritage shareholders receiving both Peoples’ common shares and cash for their Ohio Heritage shares generally will recognize gain (but not loss) in an amount equal to the lesser of (x) their gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of Peoples’ common shares received over their adjusted tax basis in the Ohio Heritage shares surrendered) and (y) the amount of cash received in the Merger, and (iii) U.S Ohio Heritage shareholders who exercise dissenters’ rights and receive solely cash in exchange for Ohio Heritage common shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All Ohio Heritage shareholders should read carefully the description under the section captioned “THE MERGER -Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 35 of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All Ohio Heritage shareholders should consult their tax advisors as of the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of directors and executive officers of Ohio Heritage (page 34)

 The directors and some of the executive officers of Ohio Heritage have interests in the Merger that are different from, or in addition to, the interests of Ohio Heritage shareholders generally. These include:

•
potential retention payments to be paid by Ohio Heritage to some executive officers and other employees of Ohio Heritage and Ohio Heritage Bank who are needed to assist with the integration of operations;

•	continued indemnification and continued insurance for directors and officers of Ohio Heritage for events occurring before the Merger; and

•
upon the consummation of the Merger, lump sum payments to be paid to certain directors, executive officers and other key employees pursuant to salary continuation agreements and/or supplemental retirement agreements.

Ohio Heritage’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER - Interests of Ohio Heritage Directors and Executive Officers in the Merger” beginning on page 34 of this proxy statement/prospectus.

Dissenters’ rights (page 21)

Under Ohio law, if you do not vote in favor of the adoption and approval of the Merger Agreement and if you deliver a

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written demand for payment for the fair cash value of your Ohio Heritage common shares prior to the Ohio Heritage special meeting, you will be entitled, if and when the Merger is completed, to receive the fair cash value of your Ohio Heritage common shares. The right to make this demand is known as “dissenters’ rights.” Your right to receive the fair cash value of your Ohio Heritage common shares, however, is contingent upon your strict compliance with the procedures set forth in Section 1701.85 of the Ohio General Corporation Law.

For additional information regarding your dissenters’ rights, see “DISSENTERS' RIGHTS” on page 21 of this proxy statement/prospectus and the complete text of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B. If you should have any questions regarding your dissenters’ rights, you should consult with your own legal advisers.

Certain differences in shareholder rights (page 48)

When the Merger is completed, Ohio Heritage shareholders (other than those exercising dissenters' rights) will receive Peoples common shares and, therefore, will become Peoples shareholders. As Peoples shareholders, your rights will be governed by Peoples’ Amended Articles of Incorporation and Regulations, as well as Ohio law. See “COMPARISON OF CERTAIN RIGHTS OF PEOPLES AND OHIO HERITAGE SHAREHOLDERS” beginning on page 48 of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page 34)
The Merger cannot be completed until Peoples receives necessary regulatory approvals, which include the approval (or waiver thereof) of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the approval of the Office of the Comptroller of the Currency (“OCC”). Peoples has received such approval to consummate the Merger from both the OCC and the Federal Reserve.

 Conditions to the Merger (page 41)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Ohio Heritage’s shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Peoples and Ohio Heritage anticipate the closing of the Merger will occur late in the third quarter of 2014, neither Peoples nor Ohio Heritage can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.  See “THE MERGER AGREEMENT - Conditions to Consummation of the Merger” beginning on page 41 of this proxy statement/prospectus.

 Termination of the Merger Agreement (page 46)

Peoples and Ohio Heritage may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its entire board. In addition, either Peoples or Ohio Heritage, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•	if any of the required regulatory approvals is denied;

•	if the Ohio Heritage shareholders do not adopt and approve the Merger Agreement at the Ohio Heritage special shareholder meeting;

•
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach; or

•	if the merger has not been consummated by October 31, 2014, unless the failure to complete the merger by that date is due to the knowing action or inaction of the party seeking to terminate.

Acquisition proposals and termination fee (page 47)

Because Ohio Heritage has entered into the Merger Agreement, a binding legal agreement, if Ohio Heritage or Ohio Heritage Bank executes a definitive agreement in connection with, or closes, an acquisition proposal (as defined in the Merger Agreement) with any person or entity other than Peoples and its subsidiaries, Ohio Heritage must pay Peoples the sum of $1,130,111 immediately after the earlier of such execution or closing. See “THE MERGER AGREEMENT - Acquisition Proposals and Termination Fee” beginning on page 47 of this proxy statement/prospectus.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PEOPLES

The following table summarizes financial results achieved by Peoples for the periods and at the dates indicated and should be read in conjunction with Peoples’ Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Peoples has previously filed with the SEC. Historical financial information for Peoples can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The information at and for the three months ended March 31, 2014 and 2013 is unaudited. However, in the opinion of management of Peoples, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three months ended March 31, 2014 and 2013 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

     The information below has been derived from Peoples’ Consolidated Financial Statements.

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	Three Months Ended March 31,		At or For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Operating Data
Total interest income	$18,152	$16,066	$67,071	$69,470	$75,133	$89,335	$102,105
Total interest expense	2,672	3,091	11,686	14,995	21,154	29,433	40,262
Net interest income	15,480	12,975	55,385	54,475	53,979	59,902	61,843
(Recovery of) provision for loan losses	8	(1,065)	(4,410)	(4,716)	7,998	26,916	25,721
Net impairment losses on investment securities	—	—	—	—	—	(1,786)	(7,707)
Net gain (loss) on investment securities and other transactions	(19)	413	334	(778)	(443)	(39)	1,343
Total non-interest income	10,276	9,485	37,220	34,971	32,944	31,634	32,050
FDIC insurance expense	260	280	1,036	1,002	1,867	2,470	3,442
Other expense	18,557	15,905	67,229	62,472	59,464	54,572	55,240
Preferred dividends (a)	—	—	—	—	1,343	2,052	1,876
Net income available to common shareholders	$4,783	$5,022	$17,574	$20,385	$11,212	$3,529	$2,314
Balance Sheet Data
Total investment securities	$662,199	$675,836	$680,526	$709,085	$669,228	$641,307	$751,866
Loans, net of deferred fees and costs	1,226,506	980,518	1,196,234	985,172	938,506	960,718	1,052,058
Allowance for loan losses	16,870	17,439	17,065	17,811	23,717	26,766	27,257
Total intangible assets	77,288	69,977	77,603	68,525	64,475	64,870	65,599
Total assets	2,078,253	1,938,722	2,059,108	1,918,050	1,794,161	1,837,985	2,001,827
Non-interest-bearing deposits	417,629	340,887	409,891	317,071	239,837	215,069	198,000
Total retail interest-bearing deposits	1,170,364	1,135,391	1,121,826	1,119,633	1,047,189	1,059,066	1,095,466
Brokered certificates of deposits	45,072	52,648	49,041	55,599	64,054	87,465	102,420
Short-term borrowings	68,777	32,395	113,590	47,769	51,643	51,509	76,921
Long-term borrowings	120,164	127,074	121,826	128,823	142,312	157,703	246,113
Junior subordinated debentures held by subsidiary trust	—	—	—	—	22,600	22,565	22,530
Preferred stockholders’ equity (a)	—	—	—	—	—	38,645	38,543
Common stockholders’ equity	230,576	226,079	221,553	221,728	206,657	192,036	205,425
Tangible assets (b)	2,000,965	1,868,745	1,981,505	1,849,525	1,729,686	1,773,115	1,936,228
Tangible equity (b)	153,288	156,102	143,950	153,203	142,182	165,811	178,369
Tangible common equity (b)	$153,288	$156,102	$143,950	$153,203	$142,182	$127,166	$139,826
Per Common Share Data
Earnings per common share - basic	$0.45	$0.47	$1.65	$1.92	$1.07	$0.34	$0.22
Earnings per common share - diluted	0.44	0.47	1.63	1.92	1.07	0.34	0.22
Cash dividends declared per share	0.15	0.12	0.54	0.45	0.30	0.40	0.66
Book value per share (c)	21.63	21.39	20.89	21.02	19.67	18.36	19.80
Tangible book value per share (b) (c)	$14.38	$14.77	$13.57	$14.52	$13.53	$12.16	$13.48
Weighted-average number of common shares outstanding - basic	10,636,089	10,556,261	10,581,222	10,527,885	10,482,318	10,424,474	10,363,975
Weighted-average number of common shares outstanding - diluted	10,740,884	10,571,383	10,679,417	10,528,286	10,482,318	10,431,990	10,374,792
Common shares outstanding at end of period	10,657,569	10,568,147	10,605,782	10,547,960	10,507,124	10,457,327	10,374,637

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	Three Months Ended March 31,		At or For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
SIGNIFICANT RATIOS
Return on average stockholders’ equity	8.56%	9.18%	7.92%	9.52%	5.72%	2.33%	1.80%
Return on average common stockholders’ equity	8.56	9.18	7.92	9.52	5.61	1.76	1.17
Return on average assets	0.95	1.06	0.91	1.11	0.69	0.28	0.21
Net interest margin	3.35	3.10	3.25	3.39	3.43	3.51	3.48
Efficiency ratio (d)	71.13	71.61	71.90	69.55	68.98	60.30	60.14
Pre-provision net revenue to average assets (e)	1.38	1.24	1.26	1.41	1.41	1.76	1.74
Average stockholders’ equity to average assets	11.05	11.58	11.48	11.63	12.12	12.20	11.50
Average loans to average deposits	76.94	65.36	70.79	68.23	69.86	73.01	77.97
Dividend payout ratio	33.91%	25.79%	33.20%	23.58%	28.35%	119.33%	298.23%
ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans (c)(f)	0.73%	1.32%	0.73%	1.50%	3.26%	4.26%	3.31%
Nonperforming assets as a percent of total assets (c)(f)	0.47	0.71	0.47	0.82	1.84	2.48	2.06
Nonperforming assets as a percent of total loans and other real estate owned (c)(f)	0.79	1.41	0.81	1.58	3.49	4.7	3.89
Allowance for loan losses as a percent of loans, net of deferred fees and costs (c)	1.38	1.78	1.43	1.81	2.53	2.79	2.59
Allowance for loan losses to nonperforming loans (c)(f)	188.19	133.96	194.13	119.75	77.18	65.09	78.12
Provision for (recovery of) loan losses as a percent of average total loans	—	(0.44)	(0.42)	(0.49)	0.84	2.61	2.35
Net charge-offs (recoveries) as a percentage of average total loans (annualized)	0.07%	(0.29)%	(0.35)%	0.12%	1.16%	2.66%	1.96%
CAPITAL RATIOS (c)
Tier 1 common	12.56%	14.69%	12.42%	14.06%	12.82%	11.59%	10.58%
Tier 1	12.56	14.69	12.42	14.06	14.86	16.91	15.49
Total (Tier 1 and Tier 2)	13.92	16.05	13.78	15.43	16.20	18.24	16.80
Tier 1 leverage	8.56	8.90	8.52	8.83	9.45	10.63	10.06
Tangible equity to tangible assets (b)	7.66	8.35	7.26	8.28	8.22	9.35	9.21
Tangible common equity to tangible assets (b)	7.66%	8.35%	7.26%	8.28%	8.22%	7.17%	7.22%
(a) Amounts relate to Series A Preferred Shares issued and sold by Peoples in connection with its participation in the TARP Capital Purchase Program. Additional information regarding the Series A Preferred Shares can be found in Note 11 of the Notes to the Consolidated Financial Statements included immediately following Item 9B of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(b)
These amounts represent non-generally accepted accounting principles (“GAAP”) financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets. Additional information regarding the calculation of these measures can be found in "ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" of Peoples' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, under the caption "Capital/Stockholders' Equity" and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the caption “Capital/Stockholders’ Equity.”

(c)	Data presented as of the end of the period indicated.

(d)
Non-interest expense (less intangible asset amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (excluding gains or losses on investment securities, asset disposals and other transactions).

(e)
These amounts represent non-GAAP financial measures since they exclude the provision for loan losses and all gains and losses included in earnings. Additional information regarding the calculation of these measures can be found in "ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" of Peoples' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, under the caption "Pre-Provision Net Revenue" and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the caption “Pre-Provision Net Revenue”.

(f)	Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.

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UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples and Ohio Heritage certain historical, pro forma and pro forma-equivalent per share financial information as of and for: (i) the twelve months ended December 31, 2013, and (ii) the three months ended March 31, 2014. Note that Peoples’ fiscal year ends December 31 and Ohio Heritage’s fiscal year ends March 31. As such, Ohio Heritage’s historical financial information for the twelve months ended December 31, 2013 and Peoples’ historical financial information for the three months ended March 31, 2014, is unaudited. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of Peoples that are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and Ohio Heritage equivalent pro forma per share data are prepared assuming a maximum of 1,400,000 common shares will be issued in the Merger. See “THE MERGER AGREEMENT - Merger Consideration” on page 40.

	Peoples Historical	Ohio Heritage Historical	Pro Forma Combined	Equivalent Pro Forma per Ohio Heritage Share
Book value per share:
at December 31, 2013	$20.89	$74.89	$20.94	$100.72
at March 31, 2014	$21.63	$76.13	$21.68	$104.28

Cash dividends per share:
Twelve months ended December 31, 2013	$0.54	$1.21	$0.54	$2.60
Three months ended March 31, 2014	$0.15	$—	$0.15	$0.72

Earnings (loss) per share:
Twelve months ended December 31, 2013	$1.65	$4.36	$1.75	$8.42
Three months ended March 31, 2014	$0.45	$0.88	$0.48	$2.28

Diluted earnings (loss) per share:
Twelve months ended December 31, 2013	$1.63	$4.36	$1.73	$8.32
Three months ended March 31, 2014	$0.44	$0.88	$0.47	$2.24

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MARKET PRICE AND DIVIDEND INFORMATION

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” Ohio Heritage’s common shares are traded in the over-the-counter market under the symbol “OHHB.”

The information presented in the following table reflects the last reported sale prices per share of Peoples’ common shares and Ohio Heritage’s common shares as of April 3, 2014, the last trading day preceding our public announcement of the Merger, and on June 13, 2014, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent market value per Ohio Heritage common share on April 3, 2014 and June 13, 2014, determined by multiplying the share price of a Peoples' common share on such dates by the assumed exchange ratio of 3.7 and adding the per share cash consideration of $16.50. The exchange ratio will vary based on the market price of Peoples’ common stock. No assurance can be given as to what the market price of Peoples’ common shares will be if and when the Merger is consummated.

	Peoples’ Common Shares	Ohio Heritage’s Common Shares	Equivalent Market Value Per Ohio Heritage Common Share

April 3, 2014	$24.76	$40.40	$108.11
June 13, 2014	$25.69	$106.00	$111.55

The following table lists the high and low prices per share for Peoples’ common shares and Ohio Heritage's common shares and the cash dividends declared by each company for the periods indicated.

	Peoples’ Common Shares			Ohio Heritage's Common Shares*
	High	Low	Dividends	High	Low	Dividends
2012
First Quarter	$17.84	$14.59	$0.11	$27.95	$22.00	$—
Second Quarter	$22.54	$16.48	$0.11	$31.00	$30.00	$—
Third Quarter	$23.93	$20.22	$0.11	$34.00	$31.00	$—
Fourth Quarter	$23.80	$17.72	$0.12	$—	$—	$1.10

2013
First Quarter	$22.65	$20.00	$0.12	$35.25	$34.25	$—
Second Quarter	$22.34	$19.30	$0.14	$36.25	$34.00	$—
Third Quarter	$23.81	$20.02	$0.14	$39.00	$35.00	$—
Fourth Quarter	$24.00	$20.11	$0.14	$36.50	$36.50	$1.21

2014
First Quarter	$26.10	$20.29	$0.15	$40.40	$36.00	$—
Second Quarter	$27.36	$23.58	$0.15	$107.50	$105.00	$—
(through June 13, 2014)

*Companies that have common shares quoted on the over-the-counter market typically do not have an active trading market. For example, in the quarter ended March 31, 2014, only 2,136 common shares of Ohio Heritage traded. Consequently, the prices quoted above may not represent an accurate indication of the value of Ohio Heritage common shares.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “FORWARD-LOOKING STATEMENTS” commencing on page 18 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Peoples for the year ended December 31, 2013 and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the Merger Agreement.

Risks Related to the Merger

The market value of Peoples common shares you receive in the Merger may decrease if there are fluctuations in the market price of Peoples’ common shares following the Merger

Under the terms of the Merger Agreement, shareholders of Ohio Heritage will be entitled to receive, after the Merger is completed, per share merger consideration equal to $110.00 per Ohio Heritage common share, payable in the form of a combination of cash and Peoples' common shares to be calculated as set forth in the Merger Agreement. Such per share merger consideration will be paid as follows:

•	15%, or $16.50 per Ohio Heritage common share, will be paid in cash, and

•
85%, or $93.50 per Ohio Heritage common share, will be paid in Peoples’ common shares (the number of which will be determined based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger (the "Share Exchange Ratio")).

As of , 2014, the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus, the last reported sales price reported on the NASDAQ Global Select Market® for Peoples’ common shares was $ per share.

The Share Exchange Ratio will not be determined until after the date of the special meeting because it will be based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger. Therefore, at the time of the special meeting, you will not know the precise number of Peoples’ common shares you may receive on the date the Merger is completed.

The market value of Peoples common shares you receive in the Merger could be less than $93.50 per Ohio Heritage common share due to fluctuations in the market price of Peoples’ common shares relative to their volume average-weighted closing sale price for the 20 consecutive trading days prior to the effective date of the Merger.

The market price of Peoples’ common shares on the effective date of the Merger could be less than the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger, so the actual market value of Peoples’ common shares you receive could be less on the effective date of the Merger than $93.50 per Ohio Heritage common share. In addition, you will not receive your merger consideration until several days after the effective date of the Merger, and the market price of Peoples’ common shares may decrease between the effective date of the Merger and the date you receive your Peoples' common shares, which would also effectively reduce the stock portion of the merger consideration below $93.50 per Ohio Heritage common share as of the date of receipt. If there is a decrease in the market price of Peoples’ common shares before you receive them, you will not be able to sell any of the Peoples’ common shares that you may be entitled to receive in the Merger to avoid losses resulting from such decrease in the market price of Peoples’ common shares.

Peoples could experience difficulties in managing its growth and effectively integrating the operations of Ohio Heritage and Ohio Heritage Bank

The earnings, financial condition and prospects of Peoples after the Merger will depend in part on Peoples’ ability to integrate successfully the operations of Ohio Heritage and Ohio Heritage Bank and to continue to implement its own business plan. Peoples may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Ohio Heritage and Ohio Heritage Bank with the Peoples organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Peoples may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and

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policies. These factors could contribute to Peoples not fully achieving the expected benefits from the Merger.

 The Merger Agreement limits Ohio Heritage’s ability to pursue alternatives to the Merger with Peoples, may discourage other acquirers from offering a higher valued transaction to Ohio Heritage and may, therefore, result in less value for the Ohio Heritage shareholders

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Ohio Heritage from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Ohio Heritage or Ohio Heritage Bank. In addition, if Ohio Heritage executes a definitive agreement in respect of, or closes, an acquisition transaction with a third party, the Merger Agreement provides that Ohio Heritage must pay a $1,130,111 termination fee to Peoples. These provisions of the Merger Agreement could discourage other companies from trying to acquire Ohio Heritage even though such other companies might be willing to offer greater value to Ohio Heritage’s shareholders than Peoples has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on Ohio Heritage’s financial condition.

The fairness opinion obtained by Ohio Heritage from its financial advisor will not reflect changes in circumstances prior to the Merger

GBQ Consulting LLC, the financial advisor to Ohio Heritage, delivered a written fairness opinion to the Special Committee of the board of directors of Ohio Heritage dated April 3, 2014. The fairness opinion states that, as of the date of the opinion, the merger consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of Ohio Heritage common shares. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Peoples or Ohio Heritage, changes in general market and economic conditions, or other changes. Should any such changes occur, it may alter the relative value of Peoples and Ohio Heritage.

 Ohio Heritage shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization

Ohio Heritage’s shareholders currently have the right to vote in the election of the Ohio Heritage board of directors and on other matters affecting Ohio Heritage. When the Merger is completed, each Ohio Heritage shareholder that receives shares of Peoples’ common stock will become a shareholder of Peoples with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Ohio Heritage. Because of this, Ohio Heritage’s shareholders will have less influence on the management and policies of Peoples than they now have on the management and policies of Ohio Heritage.

Certain of Ohio Heritage’s officers and directors have interests that are different from, or in addition to, interests of Ohio Heritage’s shareholders generally

The directors and officers of Ohio Heritage have interests in the Merger that are different from, or in addition to, the interests of Ohio Heritage’s shareholders generally. These interests include retention payments that could be paid to certain officers, provisions in the Merger Agreement providing indemnification and insurance for directors and officers of Ohio Heritage for events occurring before the Merger and lump sum payments to be paid to certain director and executive officers pursuant to salary continuation agreements and/or supplemental retirement agreements.

Failure to complete the Merger could negatively impact the value of Ohio Heritage’s stock and future businesses and financial results of Peoples and Ohio Heritage

 If the Merger is not completed, the ongoing businesses of Peoples and Ohio Heritage may be adversely affected and Peoples and Ohio Heritage will be subject to several risks, including the following:

•	Peoples and Ohio Heritage will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•
under the Merger Agreement, Ohio Heritage is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the Merger may require substantial commitments of time and resources by Peoples and Ohio Heritage management, which could otherwise have been devoted to other opportunities that may have been beneficial to Peoples and Ohio Heritage as independent companies, as the case may be.

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In addition, if the Merger is not completed, Ohio Heritage may experience negative reactions from its customers and employees. A meaningful number of Ohio Heritage operational employees have been informed that their employment will be terminated in connection with the Merger and such employees, as well as others, might resign and obtain other employment as a result of the potential Merger. Ohio Heritage also could be subject to litigation related to any failure to complete the Merger.

The Peoples common shares to be received by Ohio Heritage shareholders upon completion of the Merger will have different rights from Ohio Heritage shares

Upon completion of the Merger, Ohio Heritage shareholders will no longer be shareholders of Ohio Heritage but will instead become shareholders of Peoples, and their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Regulations. The terms of Peoples’ Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of Ohio Heritage’s Amended and Restated Articles of Incorporation and Regulations. See “COMPARISON OF CERTAIN RIGHTS OF OHIO HERITAGE AND PEOPLES SHAREHOLDERS” on page 48 of this proxy statement/prospectus.

There is no assurance that the Merger will be treated as a reorganization for federal income tax purposes or as to the federal income tax consequences of the Merger

Peoples and Ohio Heritage intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and Ohio Heritage intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. However, Peoples and Ohio Heritage have not requested and do not intend to request any legal opinion, accounting opinion, or any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Peoples, Ohio Heritage, and the shareholders of Ohio Heritage described in this proxy statement/prospectus.

The discussion of material U.S. federal income tax consequences contained in this proxy statement/prospectus is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Moreover, the discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. federal estate, gift or other non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, we urge each Ohio Heritage shareholder to consult his, her or its tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to him, her or it of the Merger.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed

The respective obligations of Peoples and Ohio Heritage to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of the Ohio Heritage shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this document is a part, approval of the Peoples shares to be issued to Ohio Heritage for listing on the Nasdaq Global Market, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT-Conditions to the Consummation of the Merger” on page 41 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by October 31, 2014, either Peoples or Ohio Heritage may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requite vote of the Ohio Heritage shareholders. In addition, Peoples or Ohio Heritage may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT-Termination of the Merger Agreement” on page 46 of this proxy statement/prospectus for a fuller description of these circumstances.

Risks Related to Peoples’ Business

You should read and consider risk factors specific to Peoples’ business that will also affect the combined company after the Merger, described in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Peoples with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 51 of this proxy statement/prospectus.

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements about Peoples’ financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express Peoples management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of Peoples with the SEC, in press releases and in oral and written statements made by or with the approval of Peoples that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•
statements about the benefits of the Merger between Peoples and Ohio Heritage, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Peoples or Ohio Heritage or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Peoples and Ohio Heritage will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the Merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of Ohio Heritage’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Peoples and its customers and Peoples’ assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of Peoples’ common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

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•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Peoples and Ohio Heritage must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or Peoples and its subsidiaries, individually or collectively;

•	governmental and public policy changes;

•
Peoples ability to integrate the Midwest acquisition and any future acquisition targets, including North Akron, may be unsuccessful, or may be more difficult, time-consuming or costly than expected; and

•	the impact on Peoples’ businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Peoples’ results to differ materially from those described in the forward-looking statements can be found in Peoples’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Peoples or Ohio Heritage or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Peoples and Ohio Heritage undertake no obligation to update any forward-looking statement.

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THE SPECIAL MEETING OF SHAREHOLDERS OF OHIO HERITAGE

Time, Date and Place

This proxy statement/prospectus is being provided to Ohio Heritage shareholders in connection with the solicitation of proxies by the Ohio Heritage board of directors for use at the special meeting of shareholders to be held at , Eastern Daylight Savings Time, on , 2014, at 200 Main Street, Coshocton, Ohio, including any adjournments of the special meeting.

Matters to be Considered

At the special meeting, the shareholders of Ohio Heritage will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•
any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Ohio Heritage is unaware of any other business to be transacted at the special meeting.

The board of directors of Ohio Heritage believes that the Merger with Peoples is in the best interests of Ohio Heritage shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting of Ohio Heritage shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Ohio Heritage has fixed the close of business on , 2014, as the record date for determining the Ohio Heritage shareholders who are entitled to notice of and to vote at the Ohio Heritage special meeting of shareholders. Only holders of Ohio Heritage common shares at the close of business on the record date will be entitled to notice of and to vote at the Ohio Heritage special meeting.

As of the close of business on , 2014, there were 342,458 Ohio Heritage common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of Ohio Heritage preferred stock outstanding. The Ohio Heritage common shares were held of record by approximately shareholders. Each Ohio Heritage common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under the Ohio Revised Code and Ohio Heritage’s Articles of Incorporation, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least 80% of the Ohio Heritage common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Ohio Heritage’s common shares represented, in person or by proxy, at the special meeting.

As of , 2014, directors of Ohio Heritage owned an aggregate of 35,693 Ohio Heritage common shares, an amount equal to approximately 10.42% of the outstanding Ohio Heritage common shares. All of the directors of Ohio Heritage, who collectively have the power to vote approximately 10.42% of the outstanding Ohio Heritage common shares as of April 4, 2014, entered into a voting agreement on such date with Peoples pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no Ohio Heritage common shares.

Your vote is important, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least 80% of the Ohio Heritage common shares outstanding and entitled to vote at the Ohio Heritage special meeting. Brokers who hold shares of Ohio Heritage common shares in “street name” for the beneficial owners cannot vote these Ohio Heritage common shares on the adoption and approval of the Merger Agreement without specific instructions from the

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beneficial owners. If you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your Ohio Heritage common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

A quorum, consisting of the holders of a majority of the outstanding Ohio Heritage common shares, must be present in person or by proxy at the Ohio Heritage special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Ohio Heritage board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Ohio Heritage special meeting. If any other matters are properly brought before the special meeting for consideration, Ohio Heritage common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to Ohio Heritage shareholders. Your proxy is being solicited by the board of directors of Ohio Heritage. Whether or not you attend the special meeting, the Ohio Heritage board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the Ohio Heritage common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Ohio Heritage’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the President of Ohio Heritage, at 200 Main Street, Coshocton, Ohio 43812;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Ohio Heritage common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Ohio Heritage will bear its own cost of solicitation of proxies on behalf of the Ohio Heritage board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Ohio Heritage, none of whom will receive additional compensation for their solicitation activities. Ohio Heritage will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Ohio Heritage common shares not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Ohio Heritage common shares entitled to vote at the special meeting.

DISSENTERS' RIGHTS

Rights of Dissenting Ohio Heritage Shareholders

Shareholders of Ohio Heritage are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the Ohio General Corporation Law. Section 1701.85 generally provides that shareholders of Ohio Heritage will not be entitled

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to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Ohio Heritage shareholder who is a record holder of Ohio Heritage common shares on , 2014, the record date for the Ohio Heritage special meeting and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such Ohio Heritage common shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to Ohio Heritage a written demand for payment of the fair cash value of the shares held by such shareholder, before the vote on the merger proposal is taken, and the shareholder must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the Ohio Heritage record date, and the amount claimed as the “fair cash value” of such Ohio Heritage common shares. See the text of Section 1701.85 of the Ohio General Corporation Law attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

 If Ohio Heritage so requests, dissenting shareholders must submit their share certificates to Ohio Heritage within 15 days of such request, for endorsement on such certificates by Ohio Heritage that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by Ohio Heritage. If Ohio Heritage and any dissenting shareholder cannot agree upon the “fair cash value” of Ohio Heritage’s common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Coshocton County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Ohio Heritage common shares. The fair cash value of an Ohio Heritage common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If an Ohio Heritage shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Ohio Heritage common shares will be suspended until Ohio Heritage purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio General Corporation Law may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement/prospectus.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of Ohio Heritage with and into Peoples, with Peoples surviving (the “Merger”). Immediately following the Merger, and upon the receipt of the required regulatory approvals, Ohio Heritage Bank will be merged with and into Peoples Bank, with Peoples Bank surviving the subsidiary bank merger.

The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Ohio Heritage’s Background and Reasons for the Merger

Background of the Merger

As part of their continuing efforts to maximize shareholder value, Ohio Heritage’s board of directors has considered various strategic options over the years.

Previously, the Ohio Heritage board of directors believed that the long-term return to its shareholders would be enhanced by Ohio Heritage remaining an independent financial institution. However, in recent years, there has been, and there continues to be, substantial consolidation in the banking and financial services industry. This trend is necessarily of concern to smaller institutions like Ohio Heritage because larger entities have a greater depth of and access to capital and have operating efficiencies that can provide them certain competitive advantages. Ohio Heritage has been dedicated to the goal of providing superior banking services, and, in analyzing strategic alternatives, has always sought to ensure that its actions resulted in enhanced shareholder value.

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During 2012 and 2013, Charles W. Sulerzyski, Chief Executive Officer of Peoples, telephoned W. Richard Baker, Chairman of Ohio Heritage, to discuss industry trends, including consolidation, and ways in which their respective businesses were complimentary. During these conversations, Mr. Sulerzyski would sometimes inquire whether Ohio Heritage would be interested in merging with Peoples and Mr. Baker would reply that Ohio Heritage was not for sale. In December 2013, Mr. Sulerzyski telephoned Mr. Baker to ask whether Ohio Heritage would be interested in merging with Peoples and discussed a possible price range at which Peoples may be interested in acquiring Ohio Heritage. He indicated that Peoples may be interested in acquiring Ohio Heritage. Mr. Baker discussed this conversation with Mr. Skelton and they decided that their fiduciary duty required them to present this information to the Ohio Heritage board of directors.

Mr. Sulerzyski telephoned Mr. Baker later in December 2013 to request a meeting to follow up on their earlier telephone conversation and Mr. Baker accepted this request. In January 2014, Mr. Sulerzyski met with Messrs. Baker and Skelton at Ohio Heritage Bank in Coshocton, Ohio to discuss a possible transaction. They discussed industry trends and a possible price range. At the conclusion of the meeting Mr. Sulerzyski asked if he could send a proposed letter of intent to Mr. Baker and Messrs. Baker and Skelton assented.

Mr. Sulerzyski, in his capacity as President and CEO of Peoples, sent a letter of intent dated February 6, 2014 to Mr. Baker, in his capacity as Chairman of Ohio Heritage, presenting Peoples’ indication of interest in acquiring Ohio Heritage in a merger transaction in exchange for aggregate merger consideration of $29.8 million, or $87.00 per Ohio Heritage common share, payable 100% in Peoples’ common stock.

On February 11, 2014, Mr. Baker contacted Douglas S. Morgan of Morgan Law.co, an attorney experienced in merger transactions, to see whether Mr. Morgan would be able to advise Ohio Heritage with respect to the letter of intent. Mr. Morgan, on February 11, 2014, contacted Todd M. Kegler of Kegler, Brown, Hill & Ritter Co., L.P.A. (“Kegler Brown”) to inquire as to whether Kegler Brown would be able to assist as co-counsel. On February 12, 2014, Mr. Morgan met with Mr. Baker and Mr. Skelton to discuss the proposed letter of intent and advised them that they should advise the board of directors of the receipt of the letter of intent and recommend that the board form a special committee made up of the non-employee, independent directors to review and consider the letter of intent and make a recommendation to the Ohio Heritage board of directors regarding the transaction.

The Ohio Heritage board of directors, acting by unanimous consent resolution dated February 14, 2014, established a committee (the “Special Committee”) consisting solely of independent directors with the full authority of the Ohio Heritage board of directors on behalf of Ohio Heritage to consider, negotiate and approve the terms and conditions of a potential merger transaction initially proposed by Peoples involving the potential merger of Ohio Heritage into Peoples. Joseph R. Skelton was designated as Special Committee Chairman, and Timothy A. Cox, Robert A. Skelton and Sara A. Bullens were designated as the other members of the Special Committee. The Special Committee engaged Mr. Morgan and Kegler Brown, to act as legal co-counsel to advise the Special Committee and to assist the Special Committee in its negotiations of the potential merger with Peoples.

On February 17, 2014, Mr. Morgan has a conference call with the Special Committee to discuss the letter of intent and the potential transaction. The Special Committee authorized Mr. Morgan to provide comments and suggested changes to the letter of intent for their consideration.

On February 19, 2014, Mr. Morgan met with the Special Committee at Mr. Skelton’s office, reviewed the letter of intent with the Special Committee and provided his comments and suggested changes. The Special Committee authorized Mr. Morgan to prepare and send a revised letter of intent to Peoples providing for a price of $110 per share, 85% of which would be payable in Peoples’ common shares and 15% would be payable in cash. Mr. Morgan recommended that the Special Committee retain GBQ Consulting LLC (“GBQ”), a valuation firm with expertise in merger and acquisition fairness opinions, to provide a fairness opinion on the transaction. Based on Mr. Morgan’s recommendation, the Special Committee authorized Mr. Morgan to retain GBQ for this purpose.

Acting under the direction of the Special Committee, on February 20, 2014, Mr. Morgan contacted Brian Bornino of GBQ to determine if GBQ would be in a position to issue a “fairness opinion” to the Special Committee concerning the proposed merger transaction with Peoples, assuming the facts merit it.

On February 24, 2014, pursuant to the direction of the Special Committee, Mr. Morgan sent to Peoples a revised letter of intent providing for a price of $110 per share, 85% of which would be Peoples’ common shares and 15% would be cash.

On February 26, 2014, the Special Committee received a revised letter of intent from Peoples providing for a price of $110 per share. Over the ensuing two days Mr. Morgan negotiated the letter of intent with Peoples. On February 26, 2014, Ohio Heritage, acting through Mr. Skelton as Special Committee Chairman, and Peoples also executed a Mutual Confidentiality/Non-

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Disclosure Agreement (“Confidentiality Agreement”) with a view towards enabling Ohio Heritage and Peoples to exchange information concerning, and conduct an investigation of, the business and properties of the other party in connection with a possible merger transaction.

On February 28, 2014, Mr. Skelton, in his capacity as Special Committee Chairman, and Mr. Sulerzyski, in his capacity as President and CEO of Peoples, signed a letter of intent (“Indication of Interest Letter”) outlining proposed merger terms consistent with those ultimately reflected in the Merger Agreement. Representatives of Peoples commenced a due diligence investigation, visiting Coshocton, Ohio, where the offices of Ohio Heritage are located and reviewing financial, loan and additional information concerning Ohio Heritage after the execution of the Confidentiality Agreement and the Indication of Interest Letter.

On or about March 5, 2014, Joseph R. Skelton, in his capacity as Special Committee Chairman, executed GBQ’s financial advisory engagement agreement to serve as independent financial advisor to the Special Committee and, assuming the facts merit, render a financial opinion in connection with proposed merger stating that it is fair, from a financial point of view, to the shareholders of Ohio Heritage.

Counsel to Peoples and counsel to the Ohio Heritage Special Committee commenced negotiation of the Merger Agreement on March 21, 2014 and continued such negotiations until April 3, 2014.

On April 3, 2014, the Special Committee of the board of directors of Ohio Heritage held a meeting (the “Special Committee Meeting”) to review the terms of the proposed Merger Agreement and determine whether to approve it and recommend approval to the shareholders of Ohio Heritage. All members of the Special Committee attended. Also present at the meeting, at the invitation of the Special Committee Chairman, were Mr. Morgan and representatives of Kegler Brown, acting as legal co-counsel, and W. Richard Baker, Chairman of the board of directors of Ohio Heritage. Brian D. Bornino and Eric Dollin, each of GBQ, attended telephonically.

At the Special Committee Meeting, Mr. Bornino explained that GBQ had been engaged by the Special Committee to determine whether the proposed Merger with Peoples was fair to the shareholders of the Ohio Heritage from a financial point of view, and if so to render a fairness opinion to that effect.

Following delivery of GBQ’s written opinion, Mr. Morgan and representatives of Kegler Brown then reviewed with the Special Committee the terms of the Merger Agreement and related matters in detail. Following the discussions at the Special Committee Meeting, the Special Committee unanimously determined that the form, terms and provisions of the Merger Agreement, and the terms and conditions of the Merger described therein, including but not limited to the merger consideration, were fair, advisable and in the best interests of Ohio Heritage and its shareholders, and unanimously recommended approval of the Merger Agreement and the Merger by the board of directors and the shareholders of Ohio Heritage.

The full board of directors of Ohio Heritage met to consider the recommendation of the Special Committee on April 3, 2014. Based upon the recommendation of the Special Committee and GBQ’s fairness opinion, the board of directors unanimously determined that the Merger and the merger consideration were in the best interests of Ohio Heritage and its shareholders, approved and adopted the Merger Agreement, and recommended that Ohio Heritage shareholders vote in favor of the approval and adoption of the Merger Agreement.

Mr. Baker, Chairman of Ohio Heritage, executed the Merger Agreement on behalf of Ohio Heritage on April 4, 2014. Each of the members of the Ohio Heritage board of directors executed a voting agreement as of that date obligating them to vote the shares of Ohio Heritage owned by them in favor of the Merger. The form of the voting agreement is attached as Exhibit A to the Merger Agreement, included as Annex A to this proxy statement/prospectus.

Ohio Heritage and Peoples issued a joint press release on April 4, 2014 concerning the transaction and Peoples filed a Current Report on Form 8-K with the SEC on that date, reporting that they had entered into the Merger Agreement.

Ohio Heritage’s Reasons for the Merger

Ohio Heritage’s Special Committee and board of directors determined that the Merger and the merger consideration were in the best interests of Ohio Heritage and its shareholders and recommends that Ohio Heritage shareholders vote in favor of the approval and adoption of the Merger Agreement.

In its deliberations and in making its determination, Ohio Heritage’s Special Committee and board of directors considered many factors including, without limitation, the following:

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•	the belief that the financial terms of the Merger are considered fair, from a financial standpoint, to the shareholders of Ohio Heritage, based upon the opinion of GBQ;

•	Ohio Heritage’s community banking orientation and its compatibility with a similar operating philosophy of Peoples and Peoples Bank;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both Ohio Heritage and Peoples;

•	the challenges to operating a small community bank in the current economic, regulatory and technological environment;

•	Peoples’ access to capital and managerial resources relative to that of Ohio Heritage;

•	the provisions of the Merger Agreement;

•
its desire to provide shareholders with the prospect for greater future appreciation on their investments in Ohio Heritage common shares than the amount the board of directors believed that Ohio Heritage could achieve independently;

•	the greater liquidity of Peoples’ common shares;

•	pricing and other data from other similar transactions;

•
Ohio Heritage Bank’s potential to better serve its customers and enhance its competitive position in the communities in which it operates due to Peoples’ ability to offer more diverse financial products and services as a larger and more highly capitalized institution;

•	the ability for Ohio Heritage’s board to respond to an unsolicited offer from another entity and the amount and terms of the termination fee;

•	the effect of the Merger on Ohio Heritage’s employees, customers and community; and

•	the dividend accretion to Ohio Heritage shareholders who receive Peoples’ common shares in exchange for their Ohio Heritage common shares.

The above discussion of the information and factors considered by Ohio Heritage’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the Ohio Heritage shareholders vote to approve the Merger Agreement. The Ohio Heritage board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

Recommendation of the Ohio Heritage Board of Directors

The Special Committee and board of directors of Ohio Heritage unanimously approved the Merger Agreement. The Special Committee and board of directors of Ohio Heritage believe that the Merger is fair to and in the best interests of Ohio Heritage and its shareholders, and, as a result, the directors unanimously recommend that Ohio Heritage shareholders vote “FOR” the adoption and approval of the Merger Agreement.

Peoples’ Reasons for the Merger

Peoples believes that the Merger is in the best interests of Peoples and its shareholders. In reaching this determination, the Peoples board of directors consulted with its management, as well as its accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•	the long-term interests of Peoples and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Peoples operates.

•	the opportunity to acquire a bank with deep community banking relationships;

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•	enhanced market share in Ohio with incremental high-quality, low-cost core deposits;

•	the market area in which Ohio Heritage’s offices are located is a market in which Peoples would like to expand to;

•	Peoples believes it can realize cost savings and other benefits of size and operating efficiencies;

•	Peoples believes that the Merger should assist it in maintaining its status as an independent holding company and Peoples Bank as a community bank; and

•
the size and structure of the transaction allows Peoples to maintain its strong capital position and fund the cash portion of the transaction through current operations; additionally, the merged banks will also maintain a strong capital position allowing the organization to expand within its new markets.

The board of directors of Peoples also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of Peoples considered:

•	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of the Ohio Heritage shareholders and other Merger related costs; and

•
the risks associated with combining the operations of Ohio Heritage with Peoples’ existing operations, including difficulty in combining corporate, accounting, financial information and information systems.

The above discussion of the information and factors considered by Peoples’ board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve. The board of directors of Peoples did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

Opinion of Ohio Heritage’s Financial Advisor

In March 2014, Ohio Heritage engaged GBQ Consulting LLC (“GBQ”), to evaluate the fairness, from a financial point of view, to the common shareholders of Ohio Heritage, of the merger consideration to be received by such holders pursuant to the Merger Agreement. GBQ is principally engaged in the valuation of businesses and business interests, including both privately-held and publicly-traded companies, for all purposes, including mergers and acquisitions, divestitures, fairness opinions for transactions by public companies, estate and gift taxes, Employee Stock Ownership Plans, recapitalizations, purchase price allocations, dissolutions, and other objectives. GBQ’s business activity is predominantly with business enterprises having $1 million to $1 billion in annual revenue. Ohio Heritage selected GBQ as its financial advisor on the basis of its experience and expertise in providing valuation advisory and fairness opinion services for similar transactions.

As part of its engagement, GBQ assessed the fairness, from a financial point of view, of the merger consideration being received by the shareholders of Ohio Heritage. GBQ presented its opinion to the Special Committee of Ohio Heritage on April 3, 2014. Subsequent to this presentation, GBQ delivered to the Special Committee a written opinion that, as of the date of GBQ’s presentation, the merger consideration was fair to Ohio Heritage, and its shareholders, from a financial point of view. The full text of GBQ’s opinion is attached as Annex C to this proxy statement/prospectus. The summary of the opinion of GBQ set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

You should consider the following when reading the discussion of GBQ’s opinion in this document:

•
The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by GBQ in connection with its opinion, and should be read in its entirety;

•	GBQ expressed no opinion as to the price at which Ohio Heritage’s or Peoples’ common shares would actually be trading at any time;

•	GBQ’s opinion is only to be used as one input to consider in the process of analyzing the Merger;

•
GBQ’s opinion does not address, specifically or otherwise, Ohio Heritage’s underlying business decision to engage in the Merger. Moreover, GBQ has not been engaged to recommend, and has not recommended, a transaction price, and GBQ has not participated in the Merger negotiations in any way;

•	GBQ’s opinion rendered in connection with the Merger does not constitute a recommendation to any Ohio Heritage shareholder as to how he or she should vote at the special meeting;

•	GBQ’s opinion is derived from a financial point of view only and does not cover the procedural fairness of the Merger; and

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•
GBQ’s opinion does not consider the financial impact of trading restrictions that may exist on holders of Peoples common shares received as merger consideration. As such, GBQ’s analysis of Peoples common shares assumes such shares are freely-tradable without restriction.

In arriving at its determination of the fairness, from a financial point of view, of the merger consideration offered by Peoples, GBQ completed a number of traditional valuation analyses and qualitative judgments that it deemed to be relevant. GBQ advised the special committee that its determination of fairness was not based on the possibility of the unaffiliated shareholders gaining the maximum price theoretically or practically possible. Rather, its determination of fairness was based on consideration of the overall reasonableness of the price offered in the Merger with reference to a variety of quantitative and qualitative factors and the time frame of the Merger and GBQ’s analyses.

GBQ did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by GBQ, supported or failed to support its opinion. GBQ did not specifically rely or place any specific weight on any individual analysis. Accordingly, GBQ believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors it considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by GBQ in connection with the preparation of its opinion.

Any estimates contained in GBQ’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

With respect to the internally-prepared projections and estimates for Ohio Heritage’s performance, management has confirmed to us that these estimates and projections reflected the best currently available estimates and judgments of management of the future financial performance of Ohio Heritage.

GBQ assumed that the assets, liabilities, financial condition and prospects of Ohio Heritage as of the date of its opinion had not changed materially since the date of the most recent financial information made available to them. GBQ also assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by Ohio Heritage, or otherwise reviewed by or discussed with them, and of the representations and warranties of Ohio Heritage contained in the Merger Agreement, in each case without independent verification of such information. GBQ assumed, without independent verification, that any financial forecasts and projections provided to them were reasonably prepared and reflected the best currently available estimates of the future financial results of Ohio Heritage and represent reasonable estimates, and GBQ relied upon such forecasts, projections and estimates in arriving at its opinion. Further, GBQ relied upon each party to advise GBQ promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. GBQ was not engaged to assess the reasonableness or achievability of such forecasts, projections and estimates or the assumptions upon which they were based, and expressed no view as to the forecasts, projections, estimates or assumptions. GBQ assumed that the Merger would be consummated on the terms described in the draft Merger Agreement, without any waiver of any material terms or conditions by Ohio Heritage.

GBQ has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. GBQ did not undertake any independent evaluation or appraisal of the assets and liabilities of Ohio Heritage or Peoples, nor was it furnished with any appraisals. GBQ has not reviewed any individual credit files of Peoples or Ohio Heritage, and has assumed that Peoples’ and Ohio Heritage’s allowances are, in the aggregate, adequate to cover inherent credit losses. GBQ’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by Ohio Heritage’s board or its management upon GBQ with respect to the investigations made or the procedures followed by GBQ in rendering its opinion. It should be noted that although subsequent developments may affect its opinion, GBQ does not have any obligation to update, revise or reaffirm its opinion.

In rendering its opinion, GBQ made the following assumptions:

•
All material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Ohio Heritage, Peoples or on the anticipated benefits of the Merger;

•	Ohio Heritage and Peoples have provided all of the information that might be material to GBQ in its review; and

•
All financial projections and forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Ohio Heritage as to the future operating and financial performance of Ohio Heritage.

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In connection with its opinion, GBQ has:

•	held discussions with certain members of senior management of the Ohio Heritage related to the Merger, Ohio Heritage’s financial condition, and other factors;

•	reviewed Ohio Heritage’s annual reports for the fiscal years ended March 31, 2010 through 2013, including Ohio Heritage’s audited financial statements for these periods, prepared by BKD LLP;

•	reviewed Ohio Heritage’s financial statements for the twelve months ended December 31, 2013, as presented in Ohio Heritage’s Form FR Y-9SP;

•	reviewed Ohio Heritage’s balance sheet as of February 28, 2014, prepared by management;

•	reviewed a draft of the Merger Agreement, dated March 21, 2014;

•	reviewed certain publicly available information related to Ohio Heritage, including information filed with the FDIC;

•	reviewed and analyzed publicly available financial information related to certain publicly traded companies that we deem sufficiently comparable to Ohio Heritage;

•	reviewed and analyzed transactions and premiums paid in the sale of controlling-interests in certain companies that we deem sufficiently comparable to Ohio Heritage;

•	reviewed Ohio Heritage’s strategic plan and 2014 budget;

•
reviewed certain publicly-available information related to Peoples, including annual reports (SEC Form 10-K), quarterly reports (SEC Form 10-Q), and other publicly-available information that we deemed relevant;

•	reviewed certain publicly-available information regarding the trading volume, pricing multiples, and trends in the price of Peoples common shares;

•	reviewed various documents, lists, and schedules prepared by Ohio Heritage management; and

•
conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our opinion, and discussed with certain members of senior management of Ohio Heritage the business, financial condition, results of operations and prospects of Ohio Heritage, including certain operating, regulatory and other financial matters.

The following is a summary of the material factors considered and analyses performed by GBQ in connection with its opinion dated April 3, 2014. The summary does not purport to be a complete description of the analyses performed by GBQ. Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

Summary of Financial Terms of Agreement

GBQ reviewed the financial terms of the Merger Agreement, including the form of consideration and the resulting value per share to be received by Ohio Heritage common shareholders pursuant to the proposed Merger.

The terms of the Merger Agreement provide that each outstanding Ohio Heritage common share shall receive $110.00 in value. The value paid for the shares of Ohio Heritage will be in the form of a combination of (a) cash consideration in an amount totaling 15% of the purchase price, and (b) Peoples’ common shares in an amount totaling 85% of the purchase price. The number of Peoples’ common shares to be issued is determined based on the volume average-weighted market price of Peoples’ common shares during the twenty (20) consecutive trading days immediately preceding the effective date of the Merger. Based on 342,458 common shares of Ohio Heritage outstanding and per share acquisition price of $110.00 per common share, the aggregate value of the transaction approximates $37.7 million. Based on Ohio Heritage’s financial information as of the date of the most recent financial information available to GBQ, $37.7 million reflects implied transaction multiples, as follows:

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Guideline Public Company Method

GBQ reviewed and compared specific financial and operating data from Ohio Heritage to that of several publicly-traded companies that GBQ deemed to have certain characteristics that are similar to those of Ohio Heritage. Based on its search, GBQ identified 1,002 publicly-traded banks listed on U.S. exchanges. From this group, 560 companies were determined by GBQ to be similar in size to Ohio Heritage (i.e., total assets between $50 million and $3.0 billion). Further, from these similarly sized companies, GBQ selected and analyzed a group of 128 companies with operations in and around Ohio Heritage’s geographic region.

GBQ noted, however, that none of the selected publicly-traded companies is identical or directly comparable to Ohio Heritage. In its analysis, GBQ compared selected information of Ohio Heritage with the corresponding performance of the publicly-traded companies. Further, in addition to analyzing the public company group as a whole, GBQ assessed various subsets of the public companies based on the public companies’ size, return on assets, return on equity, net profit margin, bank-specific ratios, and geography. The performance metrics of the companies within each identified subset, as well as Ohio Heritage’s performance, is as follows:

As part of its analysis, GBQ reviewed and considered various pricing relationships among the guideline companies based upon their latest-twelve-month (“LTM”) and five-year weighted average performance. The pricing relationships considered include: price to book value, price to total assets, price to interest income, and price to net income. Multiples for the selected companies were based on stock prices for the selected companies as of March 28, 2014. Estimates of future performance for the selected companies were compiled from equity analyst estimates, as provided by S&P Capital IQ. This analysis indicated the following multiples for the subsets of the selected public companies:

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As evidenced in the preceding table, Ohio Heritage’s implied transaction multiples from the Merger are generally in excess of the multiples exhibited by the guideline companies. Applying the indicated pricing multiples to Ohio Heritage’s appropriate measures of performance suggests a market value of equity (on an acquisition basis) of between $27.3 million and $37.8 million, or $79.22 to $110.38 per share, as follows:

The concluded values incorporate an applicable acquisition premium, which was determined by GBQ to range from 30% to 40%, as discussed later in this section.

Guideline Transaction Method

From a search of multiple databases, GBQ identified for consideration in its analysis 802 transactions involving the acquisition of commercial banks. Additionally, GBQ narrowed this initial group to include the transactions involving companies that were most comparable to Ohio Heritage in terms of size (as measured by total assets). There were 375 transactions involving companies that were determined by GBQ to be similar in size to Ohio Heritage (total assets of between $50 million and $1 billion). Additionally, based on observed changes in banking multiples in recent years, GBQ further narrowed its list of comparable transactions to include only those that occurred between 2008 and 2013, or a total of 86 transactions.

GBQ noted, however, that none of the companies included in the selected transactions is identical or directly comparable to Ohio Heritage and that none of the selected transactions is identical or directly comparable to the Merger. GBQ compared selected information of Ohio Heritage with the corresponding data indicated in the selected transactions. Further, in

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addition to analyzing the transaction group as a whole, GBQ assessed various subsets of the transactions based on the acquired companies’ size, year of sale, return on assets, net profit margin, and geography. The performance metrics of the transactions within each identified subset are as follows:

GBQ examined various multiples, including: deal price to net income, deal price to total assets, and deal price to book value. Multiples for the selected transactions were based upon the information available in the latest financial statements issued prior to the transaction announcement date.

Financial data for the selected transactions was obtained from various independent sources including Pratt’s Stats, Public Stats, S&P Capital IQ, and the Mergerstat/BVR Control Premium Study. Based on an analysis of the multiples exhibited by the identified transaction subsets, a range of applicable pricing multiples was indicated. The pricing multiples implied by the selected transactions, as well as the implied pricing multiples of the Merger, are as follows:

As evidenced in the preceding table, Ohio Heritage’s implied transaction multiples from the Merger are consistent with the multiples exhibited by the guideline transactions. Applying the indicated range of pricing multiples to Ohio Heritage’s appropriate measures of performance suggests a transaction price (on an acquisition basis) of between $27.7 million and $46.1 million, or $80.85 to $134.67 per share, as follows:

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Present Value of Future Share Price Analysis

GBQ applied a multiple of market value of equity to total assets, book value of equity, and net income based on the multiples exhibited by the guideline transactions (i.e., acquisition multiples) to projected levels of Ohio Heritage’s book value of equity, total assets, and net income for the years ending March 31, 2015 through 2019, based on expected growth trends, as anticipated by management. The future indicated prices per share are discounted to March 28, 2014 at the applicable cost of equity. The resulting values per share for Ohio Heritage ranged from $57.88 per share to $106.03 per share.

Premiums Paid Analysis

GBQ reviewed publicly available information for selected completed or pending acquisition transactions to determine the equity premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. GBQ reviewed publicly available information including, but not limited to, SEC filings, databases, and industry reports for these selected transactions to assess premiums paid for companies in Ohio Heritage’s industry. In each specific transaction, GBQ determined the premium being paid by the acquirer as a percentage of the closing market trading price of the target’s common stock. Based on the premiums indicated in these transactions, GBQ estimated an applicable acquisition premium of 30% to 40% was appropriate. This acquisition premium was used in the adjustment of the values suggested by the Guideline Public Company Method (as the values suggested by this method otherwise reflect non-controlling interest values).

GBQ analyzed premiums paid in the acquisition of 597 transactions of controlling interests in banks. These 597 transactions exhibited a median acquisition premium of 27.3%. Further, the quartile-to-quartile range of premiums was 11.4% to 49.6%, as follows:

In addition, GBQ analyzed the Mergerstat Review 2013 database, which tracks publicly announced formal transfers of ownership of at least 10% of a company’s equity. Over the past 30 years, the premium paid ranged from 23.1% to 41.1%, with a median of 31.8%. Further, acquisitions of companies with a purchase price of between $25.0 million and $50.0 demonstrated an average annual median acquisition premium of 41.8%. Further, acquisition premiums in Ohio Heritage’s industry have increased over time, with a median acquisition premium of 38.9% since 2008.

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Summary of Valuation Methodologies

GBQ utilized the per share prices for Ohio Heritage implied by the guideline public company, guideline transaction, and present value of future share price analyses described above in determining an implied range of value of Ohio Heritage. The range of values is provided below.

Analysis of Peoples Shares

Pursuant to the terms of the Merger Agreement, 85% of the consideration paid to Ohio Heritage shareholders was in the form of Peoples’ common shares. As such, GBQ performed an analysis of the market value and trading volume of Peoples’ common shares. Based on this analysis, which included an analysis of public companies most similar to Peoples in terms of size, profitability, and other metrics, GBQ estimates that that Peoples’ trading multiples are in-line with those exhibited by comparable public companies. Further, GBQ noted that there appears to be an active market for Peoples’ common shares, with an average daily trading volume of approximately 28,000 shares in the three months preceding the Merger. As such, GBQ determined that Peoples’ active trading price was relatively representative of market value.

Fairness Conclusion

GBQ compared the implied value of the Merger Consideration (i.e., $37.7 million or $110.00 per share) to be received by the holders of Ohio Heritage common shares with the implied value of Ohio Heritage common shares indicated by the financial analyses described herein. GBQ noted that the range of implied equity values of Ohio Heritage from the analyses discussed above is $57.88 per share to $134.67 per share, compared to the Merger Consideration of $110.00 per share. Based on this analysis, GBQ determined, subject to the qualifications, assumptions, and limitations described herein, that the Merger Consideration offered to the shareholders of Ohio Heritage in the Merger Agreement is fair, from a financial point of view, to the shareholders of Ohio Heritage, excluding consideration of the financial impact to any shareholders who shall become subject to trading restrictions on Peoples common shares.

The opinion expressed by GBQ was based on market, economic, and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Peoples or Ohio Heritage, could materially affect the assumptions used in preparing this opinion.

GBQ’s Compensation and Other Relationships with Ohio Heritage and Peoples

Pursuant to the terms of its engagement agreement with GBQ, Ohio Heritage paid GBQ $33,333 at the time of the signing of the engagement as a non-refundable retainer and $66,667 plus out-of-pocket expenses immediately prior to the time of delivery of its fairness opinion.

Ohio Heritage has agreed to reimburse GBQ for its reasonable out-of-pocket expenses, and to indemnify GBQ against certain liabilities, including liabilities under securities laws. GBQ has not provided any consulting services to Ohio Heritage prior to this transaction. Further, GBQ has never provided consulting services to Peoples.

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Regulatory Approvals Required
The Merger must receive approval from both the OCC and the Federal Reserve before the proposed Merger may be consummated. Peoples has received such approval to consummate the Merger from both the OCC and the Federal Reserve.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to Ohio Heritage shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

 Interests of Ohio Heritage Directors and Officers in the Merger
     As described below, some of Ohio Heritage’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Ohio Heritage shareholders generally. The Ohio Heritage board of directors was aware of these interests and considered them in approving the Merger Agreement.
Severance Payments

Under the terms of the Merger Agreement, Peoples shall pay to each employee, including officers, of Ohio Heritage or Ohio Heritage Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Ohio Heritage or Ohio Heritage Bank immediately before the effective time of the Merger, (iii) has been an employee of Ohio Heritage or Ohio Heritage Bank for at least six months prior to the effective time of the Merger, and (iv) is not offered continued employment by Peoples or any of its subsidiaries after the effective time of the Merger, or is offered employment outside of the employee’s current branch location, or at a salary less than his or her current salary, or is involuntarily terminated by Peoples without cause during the first six months after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with Ohio Heritage or Ohio Heritage Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Further, for any employee of Ohio Heritage or Ohio Heritage Bank participating in Ohio Heritage’s or Ohio Heritage Bank’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by Ohio Heritage or Ohio Heritage Bank’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.

Retention Payments

Under the terms of the Merger Agreement, Ohio Heritage may, at its discretion, determine that retention payments to any employees, including officers, of Ohio Heritage or Ohio Heritage Bank are necessary to allow for the continued efficient operation of Ohio Heritage Bank through, or transition to Peoples Bank after, the effective time of the Merger. The Merger Agreement allows Ohio Heritage to agree to make such payments at or prior to the effectiveness of the Merger and in such individual amounts as determined by Ohio Heritage, provided, however, that the total aggregate amount of any such retention payments does not exceed $50,000.

     Indemnification and Directors’ and Officers’ Liability Insurance

For a period of five years following the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of Ohio Heritage before the effective time of the Merger to the fullest extent provided by Ohio Heritage’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Ohio Heritage. In addition, the Merger Agreement provides that, prior to the Merger, Ohio Heritage will purchase a directors’ and officers’ liability insurance policy to be effective for up to five years following the effective date of the Merger, on terms no less advantageous than those contained in Ohio Heritage’s existing policy.

Change in Control Payments

Ohio Heritage Bank entered into salary continuation agreements and/or supplemental retirement agreements with certain directors, executive officers and other key employees prior to being approached by Peoples regarding its interest in pursuing the Merger. Ohio Heritage Bank has been accruing for its payment obligations under those agreements since their

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execution. Pursuant to those agreements, upon a change in control caused by the Merger, the individuals will, within three business days of the effective date of the Merger, receive lump sum payments equal to their remaining benefit balance plus an amount to cover such individual’s tax cost, if any, attributable to Code Section 280G excise tax (such amount, the “280G Tax Gross-Up”) resulting from such payment. The change in control payments under the aforementioned agreements will be paid by Peoples at or following the effective date of the Merger. The anticipated payment values under the agreements, including the 280G Tax Gross-Up, if applicable, assuming an August 1, 2014 Merger effective date, are set forth below.

Recipient	Base Change of Control Lump Sum Payment		280G Tax Gross-Up Payment

W. Richard Baker	$384,104.00	$
Robert W. Bigrigg	$388,278.00	$
Joseph R. Skelton	$393,744.00	$
Robert A. Skelton	$406,111.00		$72,881.75
Kelly J. Fortney	$192,751.00	$
Martin L. Merryman	$196,872.00	$
Jennifer L. Thompson	$389,655.00	$

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to Peoples, Ohio Heritage, and U.S. holders of Ohio Heritage common shares who exchange their shares for a combination of Peoples common shares and cash pursuant to the Merger. Peoples and Ohio Heritage intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and Ohio Heritage intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. The following discussion assumes that the Internal Revenue Service and the courts agree that the Merger is a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and that Peoples and Ohio Heritage are each a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. However, Peoples and Ohio Heritage have not requested and do not intend to request any legal opinion, accounting opinion, or any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Peoples, Ohio Heritage, and the shareholders of Ohio Heritage described in this proxy statement/prospectus.
The following discussion is based on the Internal Revenue Code, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Ohio Heritage common shares who, for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•
a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ohio Heritage common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Ohio Heritage common shares, you should consult your tax advisor.

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This discussion addresses only those Ohio Heritage shareholders that hold their Ohio Heritage common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all the U.S. federal income tax consequences that may be relevant to particular Ohio Heritage shareholders in light of their individual circumstances or to Ohio Heritage shareholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organization;

•	dealers in securities;

•	traders in securities that elect to use mark-to-market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold Ohio Heritage common shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that purchased or sell their Ohio Heritage common shares as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	shareholders who acquired their Ohio Heritage common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.
In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger. All holders of Ohio Heritage common shares should consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and Ohio Heritage are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the federal income tax consequences described below are anticipated.

Federal Income Tax Consequences to Peoples and Ohio Heritage

No Gain or Loss. No gain or loss will be recognized by Peoples or Ohio Heritage as a result of the Merger.

Tax Basis. The tax basis of the assets of Ohio Heritage in the hands of Peoples will be the same as the tax basis of such assets in the hands of Ohio Heritage immediately prior to the Merger.

Holding Period. The holding period of the assets of Ohio Heritage to be received by Peoples will include the period during which such assets were held by Ohio Heritage.

Federal Income Tax Consequences to U.S. Holders of Ohio Heritage Common Shares Receiving the Merger Consideration

A U.S. holder of Ohio Heritage common shares receiving a combination of Peoples’ common shares and cash in exchange for its Ohio Heritage common shares will not be permitted to recognize any loss for federal income tax purposes. Such a U.S. holder will recognize gain, if any, equal to the lesser of (i) the amount of cash received or (ii) the amount of gain “realized” in the transaction. The amount of gain a U.S. holder of Ohio Heritage common shares “realizes” will equal the amount by which (a) the cash plus the fair market value, at the effective time of the Merger, of Peoples’ common shares received exceeds (b) the U.S. holder’s basis in Ohio Heritage’s common stock to be surrendered in the exchange for the cash and Peoples’ common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Peoples’ common stock received by such U.S. holder will be the same as the basis of the Ohio Heritage

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common shares surrendered in exchange for the shares of Peoples’ common stock, plus any gain recognized by such U.S. holder in the Merger, and minus any cash received by the U.S. holder in the Merger. The holding period for shares of Peoples’ common stock received by such U.S. holder will include such U.S. holder’s holding period for Ohio Heritage’s common stock surrendered in exchange for the Peoples’ common stock, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger.

A U.S. holder’s federal income tax consequences will also depend on whether its Ohio Heritage common shares were purchased at different times and/or at different prices. If they were, the U.S. holder could realize gain with respect to some of the Ohio Heritage common shares and loss with respect to other shares. Such U.S. holder would have to recognize such gain to the extent such U.S. holder receives cash with respect to those shares in which the U.S. holder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the Peoples’ common stock received, but could not recognize loss with respect to those shares in which the U.S. holder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of Peoples’ common stock received. Any disallowed loss would be included in the adjusted basis of Peoples’ common stock. Such a U.S. holder is urged to consult its own tax advisor respecting the tax consequences of the Merger to that U.S. holder.
Gain or loss that U.S. holders of Ohio Heritage common shares recognize in connection with the Merger generally will constitute capital gain or loss and will constitute long-term capital gain or loss if such holders have held their Ohio Heritage common shares for more than one year as of the date of the Merger. Long-term capital gain of certain non-corporate holders of Ohio Heritage common shares, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Peoples common shares other than Peoples common shares received pursuant to the Merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income.

U.S. holders that are individuals, trusts or estates and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare tax on their “net investment income.” For this purpose, net investment income generally includes dividend income and net gain recognized with respect to a disposition of Ohio Heritage common shares pursuant to the Merger, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consist of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of Ohio Heritage common shares pursuant to the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder of Ohio Heritage common shares that receives cash in lieu of a fractional Peoples’ common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Ohio Heritage common shares surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Ohio Heritage shares exceeds one year at the effective time of the Merger.

Tax Consequences to Ohio Heritage Shareholders who Exercise Dissenters' Rights and Receive Only Cash

A U.S. holder of Ohio Heritage common shares who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its Ohio Heritage common shares (and is not treated as constructively owning Peoples’ common stock after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in Ohio Heritage’s common shares surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In certain circumstances, a U.S. holder of Ohio Heritage common shares who receives a combination of cash and Peoples’ common shares in the Merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that holder if the receipt of cash “has the effect of the distribution of a dividend.” In general, the

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determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage of stock ownership of Peoples. For purposes of this determination, the U.S. holder generally will be treated as if it first exchanged all of its Ohio Heritage common shares solely for Peoples’ common stock and then Peoples immediately redeemed a portion of Peoples’ common stock in exchange for the cash the holder actually received, which redemption shall be referred to herein as a “deemed redemption.” Such gain recognized by a U.S. holder pursuant to the deemed redemption will be treated as a capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the U.S. holder (and after the deemed redemption the holder actually or constructively owns less than 50% of the voting power of the outstanding Peoples’ common shares) or (ii) not “essentially equivalent to a dividend.”

The deemed redemption will be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding Peoples’ common shares that the U.S. holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding Peoples’ common shares that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. holder’s deemed percentage of share ownership of Peoples. In applying the above tests, the U.S. holder may, under the constructive ownership rules, be deemed to own shares that are owned by other persons or otherwise in addition to the shares the holder actually owns or owned.

As these rules are complex and dependent upon each shareholder’s specific circumstances, each Ohio Heritage shareholder should consult its own tax advisor to determine whether it may be subject to these rules.

Backup Withholding

Under certain circumstances, cash payments made to a U.S. holder of Ohio Heritage common shares pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you.

Each Ohio Heritage shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

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Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with U.S. GAAP. Under the acquisition method of accounting, the assets and liabilities of Ohio Heritage will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Peoples’ common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductive for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Peoples’ Common Shares

Peoples has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Peoples’ common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Peoples’ common shares issued to any Ohio Heritage shareholder who may become an “affiliate” of Peoples for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Peoples’ common shares.

Employee Matters

The Merger Agreement provides that employees of Ohio Heritage or Ohio Heritage Bank who become employees of Peoples as a result of the Merger will, as determined by Peoples, participate in either Ohio Heritage’s employee benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees. Employees of Ohio Heritage or Ohio Heritage Bank will receive credit for their years of service with Ohio Heritage or Ohio Heritage Bank, as applicable, for participation and vesting purposes under the applicable Peoples employee benefit plans, including credit for years of service and for seniority under vacation and sick pay plans and programs. The employee benefit plans offered to Ohio Heritage or Ohio Heritage Bank employees who become employees of Peoples will be substantially similar to those offered to similarly situated employees of Peoples. In addition, Peoples will waive all restrictions and limitations for pre-existing conditions under the Peoples group health plan and insurance policy.
Subject to any applicable regulatory restrictions, Peoples has agreed to pay to each employee of Ohio Heritage or Ohio Heritage Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Ohio Heritage or Ohio Heritage Bank immediately before the effective time of the Merger, (iii) has been an employee of Ohio Heritage or Ohio Heritage Bank for at least six months prior to the Effective Time, and (iv) is not offered continued employment by Peoples or any of its subsidiaries after the effective time of the Merger, or is offered employment outside of the employee’s current branch location, or at a salary less than his or her current salary, or is involuntarily terminated by Peoples without cause during the first six months after the Effective Time, a severance amount. The severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with Ohio Heritage or Ohio Heritage Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Further, for any employee of Ohio Heritage or Ohio Heritage Bank participating in Ohio Heritage’s or Ohio Heritage Bank’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by Ohio Heritage or Ohio Heritage Bank’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.

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ADJOURNMENT OF THE OHIO HERITAGE SPECIAL MEETING

In the event there are not sufficient votes to adopt and approve the Merger Agreement at the time of the Ohio Heritage special meeting, the Ohio Heritage shareholders cannot adopt and approve the Merger Agreement unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to Ohio law, no notice of a meeting adjourned for less than 30 days needs to be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting.

The proposal to adjourn the special meeting must be approved by the holders of a majority of Ohio Heritage’s common shares present, in person or by proxy, at the special meeting. In order to permit proxies that have been received by Ohio Heritage at the time of the Ohio Heritage special meeting to be voted for an adjournment, if necessary, Ohio Heritage has submitted the proposal to adjourn the special meeting to the Ohio Heritage shareholders as a separate matter for their consideration.

The board of directors of Ohio Heritage recommends that you vote “FOR” the proposal to adjourn the special meeting.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of Ohio Heritage and Peoples. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, Ohio Heritage will merge with and into Peoples, with Peoples surviving the Merger and continuing as an Ohio corporation and a registered financial holding company. Immediately following the Merger, Peoples will cause Ohio Heritage Bank to be merged with and into Peoples Bank, with Peoples Bank surviving the Merger and continuing as a national banking association.

Effective Time

Peoples and Ohio Heritage will cause the effective date of the Merger to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless Peoples and Ohio Heritage otherwise agree in writing, the effective date of the Merger will not be later than October 31, 2014. The Merger will become effective upon the latest to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that Peoples and Ohio Heritage agree to in writing and specify in the certificate of merger.

Peoples and Ohio Heritage currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State late in the third quarter of 2014.

Merger Consideration

Under the terms of the Merger Agreement, shareholders of Ohio Heritage will be entitled to receive, after the Merger is completed, merger consideration equal to $110.00 per Ohio Heritage share, payable in the form of a combination of cash and Peoples’ common shares to be calculated as set forth in the Merger Agreement. Such per share merger consideration will be paid as follows:

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•	15%, or $16.50 per Ohio Heritage share, will be paid in cash, and

•
85%, or $93.50 per Ohio Heritage share, will be paid in Peoples’ common shares (the number of which will be determined based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger (the “Share Exchange Ratio”)).

The Share Exchange Ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise number of Peoples’ common shares you may receive on the date the Merger is completed. Peoples will not issue any fractional common shares in connection with the Merger. As a result, cash will be paid instead of any fractional common shares based upon the volume average-weighted closing sale price of Peoples’ common shares for the 20 consecutive trading days prior to the effective date of the Merger.

    At the effective time of the Merger, Ohio Heritage’s common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Ohio Heritage common shares will cease to be, and will have no rights as, shareholders of Ohio Heritage, other than to receive the merger consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Section 1701.85 of the Ohio General Corporation Law in the case of Ohio Heritage common shares as to which a holder has properly exercised dissenters’ rights).

Surrender of Certificates

Peoples will engage Wells Fargo Shareowner Services (the “Exchange Agent”) to act as its exchange agent to handle the exchange of Ohio Heritage common shares for the merger consideration. As promptly as practicable after the effective time, the Exchange Agent will send to each Ohio Heritage shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender Ohio Heritage common shares certificates to the Exchange Agent. Ohio Heritage shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the merger consideration. Ohio Heritage shareholders that do not exchange their Ohio Heritage common shares will not be entitled to receive the merger consideration or any dividends or other distributions by Peoples until their certificates are surrendered. After surrender of the certificates representing Ohio Heritage shares, any unpaid dividends or distributions with respect to Peoples common stock represented by the certificates will be paid without interest.

If any Ohio Heritage stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the Ohio Heritage shareholder must take.

 Indemnification and Directors’ and Officers’ Liability Insurance

For a period of five years following the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of Ohio Heritage before the effective time of the Merger to the fullest extent provided by Ohio Heritage’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Ohio Heritage. In addition, the Merger Agreement provides that, prior to the Merger, Ohio Heritage will purchase a policy of directors’ and officers’ liability insurance to be effective for up to five years following the Merger, on terms no less advantageous than those contained in Ohio Heritage’s existing policy.

NASDAQ Stock Listing

Peoples common shares currently are listed on the NASDAQ Global Select Market® under the symbol “PEBO.” The shares to be issued to Ohio Heritage’s shareholders as Merger consideration also will be eligible for trading on the NASDAQ. Peoples will use its reasonable best efforts to: (i) list, prior to the effective time if such listing is required to be made prior to the effective time under NASDAQ rules, the Peoples common shares to be issued pursuant to the Merger, or (ii) make such post-closing filings with NASDAQ as may be required by the applicable NASDAQ rules.

Conditions to Consummation of the Merger

Conditions of Peoples and Ohio Heritage. The respective obligations of Peoples and Ohio Heritage to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of Ohio Heritage;

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•
all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on Peoples and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome. For purposes of this condition, the failure of any regulatory order applicable to Ohio Heritage or Ohio Heritage Bank to be terminated or the pendency or threat of any of certain regulatory actions against Ohio Heritage or Ohio Heritage Bank shall constitute grounds for Peoples to terminate the Merger Agreement;

•
there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority, that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement; and

•
a proxy statement/prospectus must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order, and the issuance of Peoples common shares hereunder shall have been qualified in every state where such qualification is required under applicable state securities laws.

Conditions of Ohio Heritage. Ohio Heritage will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•
the representations and warranties of Peoples contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Ohio Heritage must have received a certificate, dated as of the effective date, signed on behalf of Peoples by its chief executive officer to such effect;

•
Peoples must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Ohio Heritage must have received a certificate, dated as of the effective date, signed on behalf of Peoples by its chief executive officer to such effect;

•	Peoples common shares to be issued in the Merger must have been authorized for listing on the NASDAQ Global Market; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Peoples.

Conditions of Peoples. Peoples will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•
the representations and warranties of Ohio Heritage contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Peoples must have received a certificate, dated as of the effective date, signed on behalf of Ohio Heritage by its president to such effect;

•
Ohio Heritage must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Peoples must have received a certificate, dated as of the effective date, signed on behalf of Ohio Heritage by its president to such effect;

•
Ohio Heritage must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Peoples after the Merger;

•
Peoples must have received a statement executed on behalf of Ohio Heritage, dated as of the effective date of the Merger, that satisfies the requirements of regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3) and complies with Treasury Regulations Section 1.897-2(h), in a form reasonably applicable to Peoples certifying that Ohio Heritage’s common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

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•
the holders of not more than 10% of the outstanding Ohio Heritage’s common shares shall have perfected their dissenters’ rights under Section 1701.84 of the Ohio General Corporation Law in connection with the Merger;

•
no condemnation, eminent domain or similar proceedings are commenced or threatened in writing by any federal, state or local government authority with respect to any real estate owned by Ohio Heritage or Ohio Heritage Bank, including real estate acquired in connection with foreclosure and Ohio Heritage has complied with requirements regarding environmental testing of any property owned by Ohio Heritage or Ohio Heritage Bank as requested by Peoples in accordance with the terms of the Merger Agreement;

•	Ohio Heritage shall have procured a policy of directors’ and officers’ liability insurance in accordance with the terms of the Merger Agreement;

•	Peoples must have received a countersigned non-compete agreement from W. Richard Baker on such terms reasonably acceptable to Peoples; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Ohio Heritage.

Peoples or Ohio Heritage can waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

Ohio Heritage has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	regulatory approvals;

•	accuracy of financial statements, reports and internal controls;

•	legal proceedings;

•	regulatory actions;

•	compliance with laws;

•	material contracts;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real properties and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	investment portfolio;

•	deposit insurance;

•	The Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act;

•	related party transactions;

•	prohibited payments;

•	GBQ’s fairness opinion;

•	absence of undisclosed liabilities;

•	material adverse effect; and

•	limitation on express and implied representations and warranties.

Peoples has made representations and warranties in the Merger Agreement relating to:

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•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	no ownership of Ohio Heritage’s common shares;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	accuracy of financial statements, reports and SEC documents;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	deposit insurance;

•	SEC reports;

•	absence of undisclosed liabilities;

•	regulatory approvals;

•	broker’s and finder’s fees;

•	tax matters;

•	Peoples common shares;

•	takeover laws; and

•	limitation on express and implied representations and warranties.

Ohio Heritage’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of Peoples, which consent shall not be unreasonably withheld, Ohio Heritage and Ohio Heritage Bank must conduct the business of Ohio Heritage and Ohio Heritage Bank in the ordinary and usual course and use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, and not (i) voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Ohio Heritage’s ability to perform any of its material obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (ii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order.

During the same period, Ohio Heritage has agreed not to, and to cause Ohio Heritage Bank not to, take any of the following actions without the prior written consent of Peoples, which consent shall not be unreasonably withheld, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Ohio Heritage’s common stock or enter into any agreement with respect to the same;

•	permit any additional shares of Ohio Heritage’s common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•
make, declare, pay or set aside for payment any dividend or distribution on any shares of its common stock, other than dividends from Ohio Heritage Bank to Ohio Heritage and a dividend payable by Ohio Heritage to its shareholders immediately prior to the effective date of the Merger based on an annual dividend of $1.34 per share as prorated to the effective date;

•	indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock;

•
enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of Ohio Heritage or Ohio Heritage Bank;

•	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

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•
grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for: (i) changes that are required by applicable law, and (ii) retention or other payments to be paid at or prior to the Effective Time by Ohio Heritage, at its discretion, to certain employees; provided, however, that the total aggregate amount of any such payments does not exceed $50,000;

•
enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, officer or employee of Ohio Heritage or any of its subsidiaries, except as may be required by law, as contemplated in the Merger Agreement or to renew insurance contracts;

•
sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

•
acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, except in the usual and ordinary course of operating a community bank;

•	amend the organizational documents of Ohio Heritage or of Ohio Heritage Bank, except at otherwise disclosed;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•	enter into or terminate any material contract, or amend or modify any material contract in any material respect, except in the ordinary course of business consistent with past practice;

•
settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements;

•
take any action that is intended or is reasonably likely to result in any representations or warranties in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the Merger, any conditions in the Merger Agreement not being satisfied or a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law, rule or regulation

•
except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•
borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year;

•	make or purchase any indirect or brokered loans;

•
purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in the State of Ohio which are secured by collateral located in the State of Ohio in the ordinary course and consistent with past practices;

•	make any capital expenditure or capital additions or improvements which individually exceed $10,000 or in the aggregate exceed $25,000;

•
establish any new lending programs or make any changes in the policies of Ohio Heritage Bank concerning which persons may approve loans, or originate or issue a commitment to originate any loan in a principal amount in excess of $500,000;

•
fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed at or before the effective time of the Merger, fail to pay any tax shown as due, or required to be shown as due, on any such tax return, make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

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•
open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•
foreclose upon or otherwise take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment which indicates that the property is free of hazardous material, except that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Ohio Heritage or Ohio Heritage Bank has reason to believe such real property may contain any such hazardous material;

•	cause any material change in the amount or general composition of deposit liabilities; or

•	agree or commit to do any of the foregoing.

Sale of Subsidiary Title Company

Under the terms of the Merger Agreement and as a condition precedent to the consummation of the Merger, Ohio Heritage was required to sell, convey, transfer, dispose or dissolve its 49% membership interest in Coshocton County Title Agency, LLC prior to the effective time of the Merger to satisfy regulatory compliance issues following the effective date of the Merger. As of the date hereof, Ohio Heritage has disposed of its interest in the title company as required by the Merger Agreement.

 Expenses of the Merger

Peoples and Ohio Heritage are each required to bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. All fees, if any, to be paid to regulatory authorities in connection with the transactions contemplated by the Merger Agreement will be paid by Peoples.

Termination of the Merger Agreement

Termination by mutual consent. Pursuant to the Merger Agreement, Peoples and Ohio Heritage may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Peoples board of directors or, in the case of Ohio Heritage, a duly appointed special committee of the board, approves the termination by vote of a majority of the members of its entire board of directors.

Termination by either Peoples or Ohio Heritage. Either Peoples or Ohio Heritage acting alone upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Peoples board of directors or, in the case of Ohio Heritage, a duly appointed special committee of the board, approves the termination by vote of a majority of the members of its board of directors in the following circumstances:

•
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured by the breaching party within 30 days of after the giving of written notice to the breaching party of such breach

•
if the merger has not been consummated by October 31, 2014, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate the Merger Agreement;

•	if the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied;

•	if the Ohio Heritage shareholders fail to adopt and approve the Merger Agreement at the special meeting; or

•	pursuant to the payment of the termination fee described in “Acquisition Proposals and Termination Fee.”

In the event that the Merger Agreement is terminated and the Merger abandoned, neither Ohio Heritage nor Peoples will have any liability or further obligation to the other party, except for continued compliance with certain surviving covenants and agreements identified in the Merger Agreement. In addition, the termination of the Merger Agreement will not relieve a breaching party from liability for any willful breach of the Merger Agreement giving rise to such termination.

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Voting Agreements

Under the Merger Agreement, the directors of Ohio Heritage comprising at least 90% of the total Ohio Heritage stock owned directly or indirectly by the directors executed a voting agreement pursuant to which they agreed to vote such shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, Ohio Heritage may not, and must cause Ohio Heritage Bank and its officers, directors, employees and other agents not to, directly or indirectly take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any person other than Peoples relating to any sale of all or substantially all of the assets of Ohio Heritage and/or Ohio Heritage Bank or any merger, consolidation or business combination with Ohio Heritage and/or Ohio Heritage Bank, unless (i) Ohio Heritage’s board of directors, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to Ohio Heritage shareholders under applicable law and (ii) before furnishing any information to, or entering into discussions or negotiations with another party Ohio Heritage provides immediate written notice to Peoples of such action, the identity of the bidder and the substance of such unsolicited acquisition proposal.

In the event that Ohio Heritage and/or Ohio Heritage Bank either (i) after consultation with and based upon the advice of legal counsel, determines in good faith to pursue such acquisition proposal and terminate the Merger Agreement in order to fulfill its fiduciary duties to the shareholders of Ohio Heritage under applicable law, or (ii) executes a definitive agreement in respect of an acquisition proposal, Ohio Heritage must pay to Peoples in immediately available funds the sum of $1,130,111 immediately after the earlier of such execution or giving notice of (i) above.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by Peoples and Ohio Heritage, except that the Merger Agreement may not be amended after the Ohio Heritage special meeting if such amendment would violate Ohio law.

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COMPARISON OF CERTAIN RIGHTS OF OHIO HERITAGE AND PEOPLES SHAREHOLDERS

Those shareholders of Ohio Heritage that do not exercise dissenters’ rights will receive Peoples common shares in the Merger and, therefore, will become shareholders of Peoples. Their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Regulations, while Ohio Heritage shareholders are currently governed by the Ohio Revised Code and by Ohio Heritage’s Amended and Restated Articles of Incorporation and Regulations.  Although the rights of the holders of Peoples’ common shares and those of the holders of shares of Ohio Heritage’s common stock are similar in many respects, there are some differences. These differences relate to differences between provisions of the Amended Articles of Incorporation of Peoples and the Amended and Restated Articles of Incorporation of Ohio Heritage, and differences between provisions of the Regulations of Peoples and the Regulations of Ohio Heritage.

The following chart compares certain rights of the holders of shares of Ohio Heritage’s common stock to the rights of holders of Peoples’ common shares in areas where those rights are materially different.  This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of Ohio Heritage and Peoples.

Ohio Heritage Bancorp, Inc.	Peoples Bancorp Inc.
Authorized Capital Stock
Authorized Capital.  Ohio Heritage’s Amended and Restated Articles of Incorporation authorizes Ohio Heritage to issue up to (i) 120,000 shares of serial preferred stock, without par value, and (ii) 680,000 shares of common stock, without par value.

As of the record date, there were no preferred shares outstanding, and there were 342,458 common shares outstanding.

Authorized Capital.  Peoples’ Amended Articles of Incorporation authorizes Peoples to issue up to (i) 50,000 shares of preferred stock, without par value, and (ii) 24,000,000 shares of common stock, without par value.

As of the record date, there were no preferred shares outstanding, and there were common shares outstanding.

Board of Directors
Number of Directors.  According to Ohio Heritage’s Regulations, the number of directors shall not be less than three and not more than twelve and is currently set at seven.

The directors can increase the number of directors by a resolution adopted by a majority vote of the shareholders at an annual or special meeting.

Number of Directors.  The number of directors of Peoples is currently fixed at ten.

The directors can change the number of directors by a resolution adopted by a majority of the Peoples board of directors, but cannot increase the number of directors to more than fifteen or reduce the number of directors to less than nine.

Classification of Directors. Ohio Heritage’s Regulations provides for a classified board of directors with two classes with approximately one-half of its board of directors elected each year at the annual meeting of shareholders.

Classification of Directors. Peoples’ Regulations provides for a classified board of directors with three classes with approximately one-third of its board of directors elected each year at the annual meeting of shareholders.

Removal of Directors. Ohio Heritage’s Regulations allows for directors to be removed at any time, with or without cause, by the affirmative vote of a majority of the shareholders entitled to vote.	Removal of Directors. Peoples’ Regulations allows for directors to be removed at any time by the affirmative vote of seventy-five percent of the shareholders entitled to vote.

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Special Meetings
Calling Special Meetings of Shareholders.  Under Ohio Heritage’s Regulations, a special meeting of the shareholders may be called by the chairman of the board of directors, if any exists; the president; in the absence of a chairman of the board and a president, the vice president; by the directors by action at a meeting, or by a majority of the directors acting without a meeting; or by the shareholders which hold 25% of all shares entitled to vote at the meeting.

Calling Special Meetings of Shareholders.  Under Peoples’ Regulations, a special meeting of the shareholders may be called by the chairman of the board of directors; the president or, in case of the president’s absence, death, or disability, the vice president authorized to act as president; the secretary; the directors by action at a meeting; a majority of the directors acting without a meeting; or shareholders which hold at least a majority of all shares outstanding and entitled to vote.

Notice of Shareholder Meetings. Written Notice of the shareholder’s meeting must be sent to the shareholders no less than seven days prior and no more than 60 days prior to the meeting.
Notice of Shareholder Meetings. Written Notice of the shareholder’s meeting must be sent to the shareholders no less than seven days prior and no more than 60 days prior to the meeting.

If a special meeting has been called and the president or secretary of Peoples fails to give notice within 15 days of receiving a request to call that special meeting, the persons calling that special meeting may give notice of that meeting in accordance with Peoples’ Regulations.

Voting
Required Vote to Approve Certain Actions.  Ohio Heritage’s Amended and Restated Articles of Incorporation require an affirmative vote of 80% of the votes entitled to be cast by the shareholders to adopt and approve: (a) any merger of consolidation of Ohio Heritage or any of its subsidiaries; (b) any sale lease exchange, mortgage, pledge, transfer or other disposition involving substantially all of the assets of Ohio Heritage or any of its subsidiaries; or (c) any agreement, contract or other arrangement providing for any one or more of the actions specified in (a) or (b) above.

Required Vote to Approve Certain Actions.  Peoples’ Amended Articles of Incorporation generally requires the affirmative vote of not less than a majority of the voting power of its shareholders to approve an action, unless expressly provided otherwise by statute; however, if any three members of Peoples’ board of directors vote against the following matters, the affirmative vote of the holders of shares with 75% of the voting power is required to adopt the action: (a) a proposed amendment to the Articles of Incorporation; (b) proposed new Regulations or an alteration, amendment or repeal of the Regulations; (c) an agreement of merger or consolidation providing for the merger or consolidation of Peoples with or into one or more other corporations; (d) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval; (e) a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of Peoples assets; (f) a proposed dissolution of Peoples; or (g) a proposal to fix or change the number of directors by action of the shareholders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF OHIO HERITAGE

The following table sets forth information with respect to the Ohio Heritage common shares beneficially owned by each director of Ohio Heritage, by certain executive officers of Ohio Heritage, and by all directors and executive officers of Ohio Heritage as a group as of , 2014. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer is 200 Main Street, Coshocton, Ohio 43812.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
W. Richard Baker,	39,245	11.46%
Director of Ohio Heritage and Ohio Heritage Bank, Chairman of Ohio Heritage and Ohio Heritage Bank
Robert W. Bigrigg,	1,410	0.41%
Director and Secretary of Ohio Heritage, Director and President of Ohio Heritage Bank
Sara A. Bullens,	6,000	1.75%
Director of Ohio Heritage and Ohio Heritage Bank
Timothy Cox,	4,962	1.45%
Director of Ohio Heritage and Ohio Heritage Bank
Timothy L. France,	800	0.23%
Director and Vice President of Ohio Heritage
Joseph R. Skelton,	55,064	16.08%
Director of Ohio Heritage and Ohio Heritage Bank, President of Ohio Heritage
Robert A. Skelton,	9,324	2.72%
Director of Ohio Heritage and Ohio Heritage Bank, Treasurer of Ohio Heritage
All directors and executive officers as a group (7 persons)	116,805	34.10%

EXPERTS

The consolidated financial statements of Peoples appearing in Peoples’ Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Peoples’ internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the shares of Peoples’ common stock to be issued to the Ohio Heritage shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Peoples to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Peoples (File No. 000-16772):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on April 23, 2014;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2014;

•	Current Report on Form 8-K filed with the SEC on each of April 4, 2014, April 7, 2014, April 21, 2014, April 22, 2014, April 24, 2014, April 28, 2014, and May 30, 2014; and

•
The description of Peoples’ common stock, no par value, contained in Peoples’ Registration Statement on Form 8-A dated July 20, 1993, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Peoples is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of Ohio Heritage shareholders.

Peoples files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Peoples files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.

    Neither Peoples nor Ohio Heritage has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

April 4, 2014

by and between

PEOPLES BANCORP INC.

and

OHIO HERITAGE BANCORP, INC.

TABLE OF CONTENTS
Page
Article I - Certain Definitions                                        2
1.01        Certain Definitions                                    2
Article II - The Merger                                            10
2.01        The Parent Merger                                    10
2.02        The Subsidiary Merger                                    11
2.03        Effectiveness of Parent Merger                                11
2.04        Effective Date and Effective Time                                11
ARTICLE III - Merger Consideration                                    11
3.01        Merger Consideration                                    11
3.02        Rights as Shareholders; Share Transfers                            12
3.03        Exchange and Payment Procedures                                12
3.04        Dissenting Shares                                        15
ARTICLE IV - Actions Pending Consummation of Merger                            15
4.01        Forbearances of Ohio Heritage                                15
4.02        Forbearances of Both Parties Relating to Tax Effect of Transaction                18
4.03        Transfer of Title Agency                                    18
ARTICLE V - Representations and Warranties                                18
5.01        Disclosure Schedules                                    18
5.02        Standard                                            19
5.03        Representations and Warranties of Ohio Heritage                        19
5.04        Representations and Warranties of Peoples                            35
ARTICLE VI - Covenants                                        41
6.01        Reasonable Best Efforts                                    41
6.02        Shareholder Approval                                    41
6.03        Registration Statement; Proxy Statement/Prospectus                        41
6.04        Press Releases                                        42
6.05        Access; Information                                    42
6.06        Acquisition Proposals; Break Up Fee                            43
6.07        Takeover Laws                                        44
6.08        Certain Policies                                        44
6.09        Regulatory Applications                                    44
6.10        Employment Matters; Employee Benefits                            45
6.11        Notification of Certain Matters                                46
6.12        No Breaches of Representations and Warranties                        46
6.13        Consents                                        47
6.14        Insurance Coverage                                    47
6.15        Correction of Information                                    47
6.16        Confidentiality                                        47
6.17        Regulatory Matters                                    47
6.18        Indemnification                                        48
6.19        Environmental Assessments                                48
6.20        Tax Treatment                                        48
6.21        NASDAQ Listing                                    48
ARTICLE VII - Conditions to Consummation of the Merger; Closing                    48
7.01        Conditions to Each Party’s Obligation to Effect the Merger                    48
7.02        Conditions to Obligation of Ohio Heritage                            49
7.03        Conditions to Obligation of Peoples                                50
7.04        Closing                                            51

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ARTICLE VIII - Termination                                        51
8.01        Termination                                        51
8.02        Effect of Termination and Abandonment; Enforcement of Agreement                52
ARTICLE IX - Miscellaneous                                        52
9.01        Survival                                            52
9.02        Waiver; Amendment                                    52
9.03        Counterparts                                        53
9.04        Governing Law                                        53
9.05        Expenses                                        53
9.06        Notices                                            53
9.07        Entire Understanding; No Third Party Beneficiaries                        53
9.08        Interpretation; Effect                                    54
9.09        Waiver of Jury Trial                                    54
9.10        Successors and Assigns; Assignment                            54
9.11        Specific Performance                                    54
9.12        Severability                                        54

EXHIBIT A    Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2014 (hereinafter referred to as this “Agreement”), by and between Peoples Bancorp Inc., an Ohio corporation (hereinafter referred to as “Peoples”), and Ohio Heritage Bancorp, Inc., an Ohio corporation (hereinafter referred to as “Ohio Heritage”).
WITNESSETH
WHEREAS, Peoples is a registered financial holding company and owns all of the outstanding shares of Peoples Bank, National Association, a national bank (hereinafter referred to as “Peoples Bank”);
WHEREAS, Ohio Heritage is a registered financial holding company and owns all of the outstanding shares of Ohio Heritage Bank, an Ohio-chartered savings bank (hereinafter referred to as “Ohio Heritage Bank”);
WHEREAS, the Boards of Directors of Peoples and Ohio Heritage believe that the merger of Ohio Heritage with and into Peoples, followed by the merger of Ohio Heritage Bank with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and Ohio Heritage; and
WHEREAS, the Boards of Directors of Peoples and Ohio Heritage have each approved this Agreement and the transactions contemplated hereby; and
WHEREAS, the parties intend this merger to qualify as a “tax-free reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, Peoples and Ohio Heritage, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 6.06(a).
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Agreement to Merge” has the meaning set forth in Section 2.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“Cash Election Shares” has the meaning set forth in Section 3.03(b).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“D&O Policy” has the meaning set forth in Section 6.18(b).
“Determination Letter” has the meaning set forth in Section 6.10(c).
“Directors” has the meaning set forth in Section 5.03(m)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” means any Ohio Heritage Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(f).
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Information” has the meaning set forth in Section 6.16.
“IRS” has the meaning set forth in Section 5.03(m)(ii).
“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and means, with respect to Ohio Heritage and Ohio Heritage Bank, the Knowledge of W. Richard Baker, Kelly Fortney and Robert W. Bigrigg. Any such individual shall be deemed to have “Knowledge” of a particular fact or matter if such individual is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably investigation concerning the existence of such fact or matter.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to Peoples or Ohio Heritage, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of Peoples and its Subsidiaries, taken as a whole, or (B) either (1) be material and adverse to the financial position, results of operations or business of Ohio Heritage and its Subsidiaries, taken as a whole, or (2) would in aggregate result or likely result in a reduction in the consolidated tangible net worth of Ohio Heritage, as measured as of March 31, 2014, by more than $1,000,000.00 (provided that any Transaction Costs up to $1,500,000 shall be added back to Ohio Heritage’s consolidated tangible net worth), or (ii) materially impair the ability of either Peoples or Ohio Heritage to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting, investment banking and financial advisory fees); (c) actions or omissions of a party which are required to be taken hereunder or which have been waived in accordance with Section 9.02 hereof; (d) changes resulting from the sale of the title agency; (e) any changes in accounting rules and principles; (f) changes in policies and procedures of Ohio Heritage taken pursuant to Section 6.08 of this Agreement (g) acts of war, sabotage or terrorism, military actions or the escalation thereof; or (h) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.
“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.
“Merger Consideration” means the aggregate Per Share Cash Consideration and the Per Share Stock Consideration.
“OCC” means the Office of the Comptroller of the Currency.
“ODFI” means the Ohio Division of Financial Institutions.
“OGCL” means the Ohio General Corporation Law.
“Ohio Heritage” has the meaning set forth in the preamble to this Agreement.
“Ohio Heritage Articles” means the Amended and Restated Articles of Incorporation of Ohio Heritage, as amended.
“Ohio Heritage Bank 401(k) Plan” has the meaning set forth in Section 6.10(c).
“Ohio Heritage Bank” has the meaning set forth in the recitals to this Agreement.

“Ohio Heritage Bank’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio.
“Ohio Heritage Board” means the Board of Directors of Ohio Heritage.
“Ohio Heritage Common Shares” means the shares of common stock, without par value, of Ohio Heritage.
“Ohio Heritage’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“Ohio Heritage Group” has the meaning set forth in Section 5.03(q)(vii).
“Ohio Heritage Meeting” has the meaning set forth in Section 6.02.
“Ohio Heritage Preferred Shares” has the meaning set forth in Section 5.03(b).
“Ohio Heritage Regulations” means the regulations of Ohio Heritage, as amended.
“Ohio Heritage Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“Ohio Heritage Shares” has the meaning set forth in Section 5.03(b).
“Old Certificates” has the meaning set forth in Section 3.03(c)(i).
“OSS” means the Office of the Secretary of State of the State of Ohio.
“Parent Merger” has the meaning set forth in Section 2.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“Peoples” has the meaning set forth in the preamble to this Agreement.
“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.
“Peoples Bank” has the meaning set forth in the recitals to this Agreement.
“Peoples Board” means the Board of Directors of Peoples.
“Peoples Board Deferred Compensation Plan” means the Second Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.

“Peoples Common Shares” means shares of common stock, without par value, of Peoples.
“Peoples Equity Plan” means the Peoples’ Second Amended and Restated 2006 Equity Plan, as amended.
“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on the NASDAQ - Global Select Market during the 20 consecutive trading days immediately preceding the Effective Date.
“Peoples Regulations” means the regulations of Peoples, as amended.
“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).
“Per Share Merger Consideration” means an amount equal to $110 per share based on 342,458 Ohio Heritage Common Shares outstanding as of the date of this Agreement.
“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).
“Permitted Liens” has the meaning set forth in Section 5.03(u).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Phase I” has the meaning set forth in Section 6.19.
“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).
“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by Peoples to register with the SEC the Peoples Common Shares that makes up a portion of the Merger Consideration, which also will include Ohio Heritage’s proxy statement seeking the approval of its shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
“Regulatory Order” has the meaning set forth in Section 5.03(i)(i).
“Related Parties” has the meaning set forth in Section 5.03(cc).
“Related Party Agreements” has the meaning set forth in 5.03(cc).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
“Resulting Bank” has the meaning set forth in Section 2.02.
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 5.04(l)(ii).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” has the meanings ascribed to them in Rule 1‑02 of Regulation S-X of the SEC.
“Subsidiary Merger” has the meaning set forth in Section 2.02.
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Title Agency” has the meaning set forth in Section 4.03.
“Title Agency Transfer” has the meaning set forth in Section 4.03.

“Transaction Costs” means costs and expenses directly or indirectly related to the Agreement and the transactions contemplated herein, whether paid or accrued and including, without limitation, professional fees (legal, accounting, investment banking and financial advisory), and data room costs.
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means Ohio Heritage Shares held by Ohio Heritage or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among Peoples and certain shareholders of Ohio Heritage.

ARTICLE II
The Merger
2.01    The Parent Merger.
(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Ohio Heritage shall merge with and into Peoples (the “Parent Merger”), Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Ohio Heritage shall cease. At the Effective Time:

    (i)     The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)     The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)     Each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(b)    Option to Change Method of Merger. Peoples may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)     Alter or change the amount or kind of consideration to which the holders of Ohio Heritage Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement; or

(ii)     Impede or delay consummation of the transactions contemplated by this Agreement or result in any additional expense, cost or liability to Ohio Heritage or its shareholders; or

(iii)    Cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code.

Ohio Heritage, if reasonably requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    The Subsidiary Merger. At the time specified by Peoples Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), Ohio Heritage Bank shall merge with and into Peoples Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Ohio Heritage Bank and Peoples Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Ohio Heritage Bank shall cease and Peoples Bank shall survive the Subsidiary Merger and continue to exist as a national bank (Peoples Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Ohio Heritage Bank shall cease. The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.
2.03    Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (a) the filing of certificates of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.
2.04    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and Ohio Heritage shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III
Merger Consideration
3.01    Merger Consideration
At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
(a)     Conversion of Ohio Heritage Common Shares. Subject to Sections 3.03 and 3.04, and except as otherwise provided by paragraph (b) of this Section 3.01, each Ohio Heritage Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, as follows:
(i) the number of Peoples Common Shares equal to 85% of the Per Share Merger Consideration based on the Peoples Market Price (the “Per Share Stock Consideration”); and

(ii) an amount of cash equal to 15% of the Per Share Merger Consideration (the “Per Share Cash Consideration”)
(b)    Aggregate Consideration.
(i)    The “Aggregate Consideration” for purposes of this Agreement shall be $37,670,380.
(ii)    If the number of Ohio Heritage Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of Ohio Heritage Common Shares issued and outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Merger Consideration.
(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of Ohio Heritage Common Shares shall cease to be, and shall have no rights as, shareholders of Ohio Heritage, other than (a) to receive any dividend or other distribution with respect to such Ohio Heritage Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Per Share Merger Consideration, or (c) to appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Ohio Heritage or the Surviving Corporation of any Ohio Heritage Common Shares.
3.03    Exchange and Payment Procedures.
(a)    Exchange Agent. Wells Fargo Shareowner Services will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)    Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates representing Peoples Common Shares, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Per Share Cash Consideration and (B) in lieu of fractional shares pursuant to Section 3.03(d) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Peoples, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Ohio Heritage Common Shares. Any interest and other income resulting from such investments shall be paid to Peoples. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Peoples Common Shares held by it in the Exchange Fund, except that it shall receive and hold in trust for the recipients of the Peoples Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such Peoples Common Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(c)    Exchange Procedures.
(i)     As promptly as practicable after the Effective Time, Peoples shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented Ohio Heritage Common Shares (other than Dissenting Shares) (“Old Certificates”) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent, and shall be in customary form as directed by Peoples and reasonably acceptable to Ohio Heritage, and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required by Peoples or the Exchange Agent, the holders of such Old Certificates shall be entitled to receive the number of whole shares of Peoples Common Shares that such holder has the right to receive pursuant to Sections 3.01 and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02). Old Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Peoples Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of Ohio Heritage Common Shares not registered in the transfer records of Ohio Heritage, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Ohio Heritage Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Peoples and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(ii)    No dividends or other distributions declared or made after the Effective Time with respect to Peoples Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Peoples Common Shares hereunder until such Person surrenders his, her or its Old Certificates in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Peoples Common Shares represented by such Person’s Old Certificates.
(d)    No Fractional Peoples Common Shares. No certificates representing fractional Peoples Common Shares shall be issued upon the surrender for exchange of the Old Certificates, and such fractional Peoples Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Each holder of Ohio Heritage Common Shares who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (i) the fractional Peoples Common Share interest to which such holder (after taking into account all Ohio Heritage Common Shares held at the Effective time by such holder) would otherwise be entitled by (ii) the Per Share Cash Consideration.

(e)     Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Ohio Heritage for 180 days after the Effective Time shall be paid to Peoples. Any shareholders of Ohio Heritage who have not theretofore complied with this Article III shall thereafter look only to Peoples for payment of the Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor Peoples shall be liable to any former holder of Ohio Heritage Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(f)    No Liability. None of Peoples, Ohio Heritage or the Exchange Agent shall be liable to any former holder of Ohio Heritage Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Peoples Common Share interest, or any dividends or distributions with respect to Peoples Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(g)    Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to Peoples and, if required by Peoples or the Exchange Agent, providing indemnification in a form reasonably acceptable to Peoples or the Exchange Agent against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Ohio Heritage Common Shares represented by such Old Certificate.
(h)    Withholding Rights. Peoples or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Ohio Heritage Common Shares such amounts as Peoples or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Peoples or the Peoples Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Ohio Heritage Common Shares.
(i)    Book Entry. All shares of Peoples Common Shares to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that Peoples may issue any of such shares in physical form at its sole discretion.

(j)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

3.04    Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding Ohio Heritage Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

ARTICLE IV
Actions Pending Consummation of Merger
4.01    Forbearances of Ohio Heritage. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of Peoples, which consent shall not be unreasonably withheld, Ohio Heritage shall not, and shall cause its Subsidiaries not to:
(a)    Ordinary Course. Except as set forth in Section 4.01(a) of Ohio Heritage’s Disclosure Schedule, conduct the business of Ohio Heritage and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Ohio Heritage’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Ohio Heritage Common Shares, other capital stock of Ohio Heritage or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional Ohio Heritage Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; distributions; adjustments. (i) make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, except for (A) dividends from Ohio Heritage Bank to Ohio Heritage and (B) a dividend payable by Ohio Heritage to its shareholders immediately prior to the Effective Date based on an annual dividend of $1.34 per share as prorated to Effective Date, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Ohio Heritage or Ohio Heritage Bank, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary, wage or bonus increase or increase any employee benefit (including incentive or bonus payments), except for (i) changes that are required by applicable law, and (ii) retention or other payments to be paid at or prior to the Effective Time by Ohio Heritage, at its discretion, to certain employees; provided, however, that the total aggregate amount of any such payments does not exceed $50,000.
(e)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Ohio Heritage or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Except as set forth in Section 4.01(f) of Ohio Heritage’s Disclosure Schedules, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Except as set forth in Section 4.01(h) of Ohio Heritage’s Disclosure Schedules, amend the Ohio Heritage Articles, the Ohio Heritage Regulations or the articles of incorporation or code of regulations of Ohio Heritage Bank.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
(j)    Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), or terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts.
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements.

(l)    Adverse Actions. Take any action that is intended or is reasonably likely, to the Knowledge of Ohio Heritage, to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow in any material respect its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in Ohio Heritage Bank’s Territory which are secured by collateral located in the Ohio Heritage Bank’s Territory in the ordinary course and consistent with past practices.
(p)    Capital Expenditures. Make any capital expenditure or capital addition or improvement which individually exceeds $10,000 or in the aggregate exceed $25,000.
(q)    Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of Ohio Heritage concerning which Persons may approve loans; or
(ii) originate or issue a commitment to originate any loan in a principal amount in excess of $500,000.
(r)      Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), except for any Taxes as to which Ohio Heritage contests in good faith and sets aside adequate reserves to cover; or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(s)    Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(u)    Foreclosures. Foreclose upon or otherwise cause Ohio Heritage Bank to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of five acres or less to be foreclosed upon unless Ohio Heritage or Ohio Heritage Bank has reason to believe such real property may contain any such Hazardous Material.
(v)    Deposit Liabilities. Except as set forth in Section 4.01(v) of Ohio Heritage’s Disclosure Schedule, take any action that would cause or permit any material change in the amount or general composition of deposit liabilities (other than brokered deposits).
(w)    Commitments. Agree or commit to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Peoples, directly or indirectly, the right to control or direct the operations of Ohio Heritage or its Subsidiaries prior to the Effective Time.
4.02    Forbearances of Both Parties Relating to Tax Effect of Transaction. During the period from the date of this Agreement through the Effective Time or earlier termination of this Agreement, neither Ohio Heritage nor Peoples shall, and neither Ohio Heritage nor Peoples shall permit any of their respective Subsidiaries to, take any action or fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.03    Transfer of Title Agency. On or before the Effective Date, Ohio Heritage shall sell, convey, transfer, dispose or dissolve Coshocton County Title Agency, LLC, an Ohio limited liability company (the “Title Agency”). The sale, conveyance, transfer, disposition or dissolution of the Title Agency contemplated by this Section 4.03 is referred to herein as the “Title Agency Transfer”. Ohio Heritage shall take, or cause to be taken, all such actions necessary to ensure that the Title Agency Transfer complies with all applicable laws. The form of any and all documentation relating to the Title Agency Transfer shall be subject to the prior approval of Peoples, which shall not be unreasonably withheld.

ARTICLE V
Representations and Warranties
5.01    Disclosure Schedules. On or prior to the date hereof, Ohio Heritage delivered to Peoples a schedule, and Peoples delivered to Ohio Heritage a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
5.02    Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect.
5.03    Representations and Warranties of Ohio Heritage. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Ohio Heritage hereby represents and warrants to Peoples that the following are true and correct (provided that none of the following representations or warranties shall be applicable to the Title Agency except for Section 5.03(c)(iv)):
(a)    Organization, Standing and Authority.
(i)    Ohio Heritage is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where any such failures to be qualified and in good standing as a foreign corporation has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Ohio Heritage. The foreign jurisdictions in which Ohio Heritage conducts business are set forth in Section 5.03(a) of the Ohio Heritage Disclosure Schedule. Ohio Heritage is registered as a financial holding company under the BHCA.
(ii)    Ohio Heritage Bank is a state-chartered savings bank, duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where any such failures to be qualified and in good standing as a foreign corporation has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Ohio Heritage.
(b)    Capital Structure of Ohio Heritage. As of the date of this Agreement, the authorized capital stock of Ohio Heritage consists of (i) 680,000 Ohio Heritage Common Shares, of which 342,458 shares are outstanding and no shares are subject to options, and (ii) 120,000 shares of serial preferred stock, with no par value, of which no shares are outstanding (“Ohio Heritage Preferred Shares”). The Ohio Heritage Common Shares and Ohio Heritage Preferred Shares are collectively referred to herein as “Ohio Heritage Shares”. As of the date of this Agreement, no Ohio Heritage Shares were held in the Ohio Heritage Bank

401(k) Plan, and no Treasury Shares were held by Ohio Heritage or otherwise owned by Ohio Heritage or its Subsidiaries. The outstanding Ohio Heritage Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof, except as Previously Disclosed in its Disclosure Schedule: (A) there are no Ohio Heritage Shares authorized and reserved for issuance, and (B) Ohio Heritage does not have any commitment to authorize, issue or sell any Ohio Heritage Shares or Rights. As of the date hereof, Ohio Heritage does not have any Rights issued or outstanding with respect to Ohio Heritage Shares.
(c)    Subsidiaries.
(i)    Section 5.03(c) of Ohio Heritage’s Disclosure Schedule sets forth a true and complete list of each Subsidiary of Ohio Heritage.
(ii)(A)    Ohio Heritage owns all of the issued and outstanding equity securities of its Subsidiaries, (B) no equity securities of its Subsidiaries are or may become required to be issued (other than to Ohio Heritage) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any equity securities in such Subsidiaries (other than to Ohio Heritage), (D) there are no contracts, commitments, understandings, or arrangements relating to Ohio Heritage’s rights to vote or to dispose of such securities and (E) all of the equity securities of each of Ohio Heritage’s Subsidiaries held by Ohio Heritage are fully paid and nonassessable and are owned by Ohio Heritage free and clear of any Liens other than Permitted Liens.
(iii)    Except as set forth on Section 5.03(c) of Ohio Heritage’s Disclosure Schedule, neither Ohio Heritage nor its Subsidiaries own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(iv)    Ohio Heritage represents that with respect to the Title Agency, neither Ohio Heritage nor any of its Subsidiaries shall have any remaining obligation, responsibility or liability, of any kind or nature, for any actions pertaining to, arising from or related to the Title Company upon consummation of the Title Agency Transfer.
(d)    Corporate Power. Each of Ohio Heritage and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Ohio Heritage has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of Ohio Heritage’s shareholders (the “Ohio Heritage Shareholder Adoption”) and applicable Regulatory Authorities, and Ohio Heritage Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement, subject to the approval of this Agreement and the transactions contemplated hereby by applicable Regulatory Authorities.

(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the Ohio Heritage Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Ohio Heritage and the Ohio Heritage Board prior to the date of this Agreement. This Agreement is a valid and legally binding obligation of Ohio Heritage, assuming due execution and delivery hereof by Peoples, enforceable against Ohio Heritage in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(f)    Regulatory Approvals; No Defaults.
(i)    Except as set forth in Section 5.03(f)(i) of Ohio Heritage’s Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Ohio Heritage or any of its Subsidiaries in connection with the execution, delivery or performance by Ohio Heritage of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the certificates of merger with the OSS pursuant to the OGCL, (C) the receipt of the approvals set forth in Section 7.01(b); and (D) any consents, approvals, filings or registrations as to which the failure to obtain them would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Ohio Heritage. As of the date hereof, Ohio Heritage, to its Knowledge, is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Except as set forth in Section 5.03(f)(ii) of Ohio Heritage’s Disclosure Schedule, subject to the Ohio Heritage Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Ohio Heritage or of any of its Subsidiaries or to which Ohio Heritage or any of its Subsidiaries or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the Ohio Heritage Articles or the Ohio Heritage Regulations or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    Ohio Heritage has delivered or will deliver to Peoples (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by BKD, LLP, Ohio Heritage’s independent registered public accounting firm, (b) unaudited consolidated financial statements for the interim period ended March 31, 2014 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income, and (c) unaudited monthly financial statements for March 31, 2013 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “Ohio Heritage’s Financial Statements”). Ohio Heritage’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present in all material respects the financial position of Ohio Heritage as of the dates thereof and the results of operations and cash flows for the periods indicated, except as indicated in Ohio Heritage’s Financial Statements or in the notes thereto and subject in the case of the interim financial statements to normal year‑end adjustments and the absence of notes thereto. Except as set forth in Ohio Heritage’s Financial Statements, Ohio Heritage and its Subsidiaries have no liabilities or obligations as of the date hereof of a nature required to be disclosed in a balance sheet prepared under generally accepted accounting principles, other than those arising in the ordinary course of business after December 31, 2013.
(ii)    Since December 31, 2013, Ohio Heritage and its Subsidiaries have not incurred any material liability of a nature required to be disclosed in a balance sheet prepared under generally accepted accounting principles not disclosed in Ohio Heritage’s Financial Statements, other than those arising in the ordinary course of business after December 31, 2013 or those arising under this Agreement and the transactions contemplated hereby.
(iii)    Since December 31, 2013, (A) Ohio Heritage and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice in all material respects and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Ohio Heritage or any of its Subsidiaries.
(iv)    Ohio Heritage has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management of Ohio Heritage has evaluated the effectiveness of Ohio Heritage’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by Ohio Heritage’s Financial Statements and, based on such evaluations, has Previously Disclosed to Peoples (A) to Ohio Heritage’s Knowledge, all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect Ohio Heritage’s ability to record, process, summarize and report financial information and (B) to Ohio Heritage’s Knowledge, any fraud, whether or not material, that involves management or other employees of Ohio Heritage or its Subsidiaries. Ohio Heritage has provided, or will provide, to Peoples access to all documentation related to Ohio Heritage’s internal control over financial reporting.

(h)    Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Ohio Heritage or its Subsidiaries and, to Ohio Heritage’s Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Ohio Heritage or any of its Subsidiaries.
(i)    Regulatory Matters.
(i)    Neither Ohio Heritage nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the ODFI, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(ii)    Neither Ohio Heritage nor any of its Subsidiaries has been notified by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(j)    Compliance with Laws. Ohio Heritage and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Ohio Heritage’s Knowledge, no suspension or cancellation of any of them is threatened; and (iii) to Ohio Heritage’s Knowledge, has not received any notification or communication from any Governmental Authority (A) asserting that Ohio Heritage or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist).

(k)    Material Contracts; Defaults.
(i)    Except as set forth in the Disclosure Schedule listed under Section 5.03(k), neither Ohio Heritage nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $25,000 in the aggregate in any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of Ohio Heritage or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;
(C)    any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Ohio Heritage or any of its Subsidiaries;
(D)    any contract containing covenants limiting the freedom of Ohio Heritage or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Ohio Heritage’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H)    any contract with any insider of Ohio Heritage or any of its Subsidiaries or any arrangement under which Ohio Heritage or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Ohio Heritage or any of its Subsidiaries;
(K)    any contract that requires the payment of royalties;
(L)    any contract pursuant to which Ohio Heritage or any of its Subsidiaries has any obligation to share revenues or profits derived from Ohio Heritage or any of its Subsidiaries with any other Person;
(M)    any contract between (i) Ohio Heritage or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Ohio Heritage or any of its Subsidiaries, on the other hand, and (ii) Ohio Heritage or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of Ohio Heritage or any of its Subsidiaries, on the other hand; and
(N)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)    “Material Contracts” shall mean those contracts on Ohio Heritage’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Ohio Heritage or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Ohio Heritage, as to the other parties to such Material Contracts. Except as disclosed in Ohio Heritage’s Disclosure Schedule, Ohio Heritage and/or its Subsidiaries, as applicable, and to the Knowledge of Ohio Heritage, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Ohio Heritage nor its Subsidiaries, and to the Knowledge of Ohio Heritage, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Ohio Heritage nor its Subsidiaries, and to the Knowledge of Ohio Heritage, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Ohio Heritage nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of Ohio Heritage, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(l)    Brokerage and Finder’s Fees. Except as Previously Disclosed, neither Ohio Heritage nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)    Employee Benefit Plans.
(i)    Section 5.03(m) of Ohio Heritage’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Ohio Heritage or Ohio Heritage Bank or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Ohio Heritage or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither Ohio Heritage nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as may be required by law. No Compensation and Benefit Plan holds any Ohio Heritage Common Shares.
(ii)    To the Knowledge of Ohio Heritage, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and to the Knowledge of Ohio Heritage, no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of Ohio Heritage, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. To the Knowledge of Ohio Heritage, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Neither Ohio Heritage nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Ohio Heritage or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of Ohio Heritage, no event has occurred or circumstance exists, other than changes in the law and the ordinary and necessary business adjustments that can be made by insurer(s), that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii)    None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Ohio Heritage or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Ohio Heritage under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Ohio Heritage, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan.
(iv)    All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Ohio Heritage or any of its Subsidiaries was or is a party have been timely made or have been reflected on Ohio Heritage’s Financial Statements.
(v)    Except as otherwise provided under Section 6.10(c), neither Ohio Heritage nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Ohio Heritage or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    Neither Ohio Heritage, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, Ohio Heritage has provided or made available to Peoples, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F)  the most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; (H) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (I) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii)    Except as set forth in Section 5.03(m)(viii) of Ohio Heritage’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(ix)    Neither Ohio Heritage nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)    Except as set forth in Ohio Heritage’s Disclosure Schedules, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, Ohio Heritage or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Ohio Heritage on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(n)    Labor Matters. Neither Ohio Heritage nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Ohio Heritage or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Ohio Heritage or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Ohio Heritage’s Knowledge, threatened, nor is Ohio Heritage aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Ohio Heritage and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(o)    Takeover Laws. Ohio Heritage has taken all action required to be taken by Ohio Heritage in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”); and (ii) any applicable provisions of the Ohio Heritage Articles, the Ohio Heritage Regulations and/or the governing documents of Ohio Heritage Bank.

(p)    Environmental Matters. Neither the conduct nor the operation of Ohio Heritage or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws in any material respect and to Ohio Heritage’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in material liability under Environmental Laws. Neither Ohio Heritage nor any of its Subsidiaries has received any notice from any Person that Ohio Heritage or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(q)    Tax Matters.
(i)(A)    All Tax Returns that were or are required to be filed by or with respect to Ohio Heritage and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Ohio Heritage or its Subsidiaries. Ohio Heritage has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by Ohio Heritage and its Subsidiaries for each of the three most recent fiscal years. Neither Ohio Heritage nor any of its Subsidiaries has any material liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Ohio Heritage’s Financial Statements or that have arisen in the ordinary and usual course of business since March 31, 2014. There are no Liens for Taxes upon the assets of Ohio Heritage or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)    Ohio Heritage and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No claim has been made within the past six years by any Governmental Authority in a jurisdiction where Ohio Heritage or any of its Subsidiaries do not file Tax Returns that Ohio Heritage or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.

(v)    Neither Ohio Heritage nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)    Except as set forth on Section 5.03(q)(vi) of Ohio Heritage’s Disclosure Schedule, neither Ohio Heritage nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2008. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Ohio Heritage or any of its Subsidiaries and, to the Knowledge of Ohio Heritage, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Ohio Heritage, is threatening to assert against Ohio Heritage or any of its Subsidiaries any deficiency or claim for additional Taxes.
(vii)    Neither Ohio Heritage nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Ohio Heritage is or was the common parent corporation (the “Ohio Heritage Group”), or (C) has any liability for the Taxes of any person (other than members of the Ohio Heritage Group) as a transferee or successor, by contract, or otherwise.
(viii)    Except as Previously Disclosed, neither Ohio Heritage nor any of its Subsidiaries has agreed to any extension of the statute of limitations with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of the statute of limitations has been requested.
(ix)    Neither Ohio Heritage nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    Except as set forth on Section 5.03(q)(x) of Ohio Heritage’s Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Ohio Heritage or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.
(xi)    Except as set forth on Section 5.03(q)(xi) of Ohio Heritage’s Disclosure Schedule, neither Ohio Heritage nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xii)    None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.
(xiii)    Ohio Heritage operates at least one significant historic business, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).
(xiv)    Ohio Heritage has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(r)    Risk Management Instruments. Neither Ohio Heritage nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(s)    Books and Records. The books of account, minute books, stock record books, and other records of Ohio Heritage and its Subsidiaries, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly in all material respects reflect the transactions and dispositions of the assets of Ohio Heritage and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Ohio Heritage and its Subsidiaries contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, the shareholders, the Ohio Heritage Board and the governing bodies of its Subsidiaries, and committees of the Ohio Heritage Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Ohio Heritage Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(t)    Insurance. Section 5.03(t) of Ohio Heritage’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Ohio Heritage or its Subsidiaries. All such insurance policies are in full force and effect; Ohio Heritage and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u)    Title to Real Property and Assets. Section 5.03(u) of Ohio Heritage’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Ohio Heritage or its Subsidiaries. Except as set forth in Section 5.03(u) of Ohio Heritage’s Disclosure Schedule, Ohio Heritage and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the Ohio Heritage’s Financial Statements as being owned by Ohio Heritage as of December 31, 2013, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business (collectively, “Permitted Liens”). Neither Ohio Heritage nor any of its Subsidiaries is a lessee with respect to any real property. All leases pursuant to which Ohio Heritage or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that Ohio Heritage or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to the Knowledge of Ohio Heritage, the lessor.
(v)    Loans; Certain Transactions. Except as set forth on Ohio Heritage’s Disclosure Schedules, each loan reflected as an asset in the Ohio Heritage’s Financial Statements as of December 31, 2013, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 5.03(v) of Ohio Heritage’s Disclosure Schedules, Ohio Heritage Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Ohio Heritage or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Ohio Heritage Bank and that are subject to 12 C.F.R. Part 215, comply therewith.

(w)    Allowance for Loan Losses. Except as set forth on Section 5.03(w) of Ohio Heritage’s Disclosure Schedules, there is no loan which was made by Ohio Heritage Bank and which is reflected as an asset of Ohio Heritage or Ohio Heritage Bank on Ohio Heritage’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of Ohio Heritage or Ohio Heritage Bank as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on Ohio Heritage’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to Ohio Heritage and Ohio Heritage Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

(x)    Repurchase Agreements. With respect to all agreements pursuant to which Ohio Heritage or its Subsidiaries has purchased securities subject to an agreement to resell, if any, Ohio Heritage or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(y)    Investment Portfolio. All investment securities held by Ohio Heritage or its Subsidiaries, as reflected in the Ohio Heritage’s Financial Statements, are in all material respects carried in accordance with generally accepted accounting principles and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. Ohio Heritage or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Ohio Heritage’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Ohio Heritage or its Subsidiaries.

(z)    Deposit Insurance. The deposit accounts of Ohio Heritage Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Ohio Heritage Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Ohio Heritage Bank, and Ohio Heritage Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Ohio Heritage Bank have been originated and administered in all material respects in accordance with the terms of the respective governing documents. Neither Ohio Heritage nor Ohio Heritage Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Ohio Heritage Bank.

(aa)    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Ohio Heritage has not been advised in writing of, and has no reasonable basis to believe that any facts or circumstances exist, which would cause Ohio Heritage or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Ohio Heritage is not aware of any facts or circumstances that would cause Ohio Heritage to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Ohio Heritage or any of its Subsidiaries to undertake any material remedial action. The Ohio Heritage Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all material respects with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Ohio Heritage (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(bb)    CRA Compliance. Neither Ohio Heritage nor Ohio Heritage Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Ohio Heritage Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither Ohio Heritage nor Ohio Heritage Bank has Knowledge of any fact or circumstance or set of facts or circumstances which could be reasonably expected to cause Ohio Heritage or Ohio Heritage Bank to receive notice of non-compliance with such provisions or cause the CRA rating of Ohio Heritage Bank to fall below satisfactory.
(cc)    Related Party Transactions. Except as set forth in Section 5.03(cc) of Ohio Heritage’s Disclosure Schedules, neither Ohio Heritage nor any of its Subsidiaries has entered into any transactions with any Affiliate of Ohio Heritage or its Subsidiaries or any Affiliate of any director or officer of Ohio Heritage or its Subsidiaries (collectively, the “Related Parties”). Except as set forth in Section 5.03(cc) of Ohio Heritage’s Disclosure Schedules, none of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Ohio Heritage or any of its Affiliates; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Ohio Heritage or any of its Subsidiaries uses or the use of which is necessary for conduct of their business; (iii) has brought any action against, or owes any amount to, Ohio Heritage or its Subsidiaries; or (iv) on behalf of Ohio Heritage or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Ohio Heritage or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(cc) of Ohio Heritage’s Disclosure Schedule contains a complete list of all contracts between Ohio Heritage, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Peoples has given its prior written consent). Except as set forth in Section 5.03(cc) of Ohio Heritage’s Disclosure Schedules, the Bank is not party to any transaction with any Related Party on other than arm’s-length terms.
(dd)    Prohibited Payments. Ohio Heritage and its Subsidiaries have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Ohio Heritage or its Subsidiaries for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Ohio Heritage or any of its Subsidiaries, which Ohio Heritage or its Subsidiaries knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(ee)    Fairness Opinion. The Special Committee of the Ohio Heritage Board has received the written opinion of GBQ Consulting LLC, to the effect that, as of the date hereof, the Merger Consideration to be received by the Ohio Heritage shareholders in the Merger is fair to the holders of Ohio Heritage Common Shares from a financial point of view.
(ff)    Absence of Undisclosed Liabilities. Neither Ohio Heritage nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Ohio Heritage on a consolidated basis, except as disclosed in the Ohio Heritage Financial Statements.
(gg)    Material Adverse Effect. Ohio Heritage has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2013, that has had or could reasonably be expected to have a Material Adverse Effect on Ohio Heritage or any of its Subsidiaries.
(hh)    No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.03, neither Ohio Heritage nor any Person on its behalf has made or makes any other express or implied representation or warranty whatsoever.
5.04    Representations and Warranties of Peoples. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Peoples hereby represents and warrants to Ohio Heritage that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples is duly qualified to do business and is in good standing any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where any such failures to be qualified and in good standing as a foreign corporation has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples. Peoples is registered as a financial holding company under the BHCA.
(ii)    Peoples Bank is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where any such failures to be qualified and in good standing as a foreign corporation has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples.

(b)    Capital Structure of Peoples. As of December 31, 2013, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 10,605,782 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of December 31, 2013, 600,794 PEBO Common Shares are held in treasury by PEBO. As of the date hereof, Peoples has reserved the following number of PEBO Common Shares for issuance (i) 1,081,260 for the Peoples Equity Plan, (ii) 500,000 for its dividend reinvestment plan, and (iii) 240,298 the Peoples Board Deferred Compensation Plan.
(c)    Subsidiaries.
(i)(A)    Section 5.04(c) of Peoples’ Disclosure Schedule contains list of Peoples’ Subsidiaries, (B) Peoples owns all of the issued and outstanding equity securities of its Subsidiaries, (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to Peoples) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to Peoples), (E) there are no contracts, commitments, understandings, or arrangements relating to Peoples’ rights to vote or to dispose of such securities and (F) all of the equity securities of the Subsidiaries held by Peoples are fully paid and nonassessable and are owned by Peoples free and clear of any Liens.
(ii)    Except as Previously Disclosed, Peoples does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than the Subsidiaries.
(d)    Ownership of Ohio Heritage Common Shares. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding Ohio Heritage Common Shares.
(e)    Corporate Power. Each of Peoples and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, Peoples has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.
(f)    Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of Peoples and the Peoples Board prior to the date hereof, and no further corporate action or approval by the shareholders of People is required to approve this Agreement and the transactions contemplated hereby. The Agreement to Merge, when executed by Peoples Bank, shall have been approved by the board of directors of Peoples Bank and by Peoples, as the sole shareholder of Peoples Bank. This Agreement is a valid and legally binding agreement of Peoples, enforceable against Peoples in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that indicated it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2013 or (B) in connection with this Agreement and the transactions contemplated hereby.
(iii) Since December 31, 2013, (A) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice in all material respects and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Peoples or any of its Subsidiaries.
(h)    Regulatory Matters.
(i)    Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.
(ii)    Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, no litigation, claim or other proceeding before any court or governmental agency is pending against Peoples or Peoples Bank, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.
(j)    Compliance with Laws. Peoples and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and, to the knowledge of Peoples, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing; and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that Ohio Heritage or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Peoples and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries.
(k)    Deposit Insurance. The deposit accounts of Peoples Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Peoples Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Peoples Bank, and Peoples Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Peoples Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither Peoples nor Peoples Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Peoples Bank.

(l)    SEC Reports.
(i)    Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(m)    Absence of Undisclosed Liabilities. Neither Peoples nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Peoples on a consolidated basis, except as disclosed in the SEC Reports.
(n)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filings of the certificates of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or of any of its Subsidiaries or to which Peoples or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Peoples Articles or Peoples Regulations, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(o)    Brokerage and Finder’s Fees. Neither Peoples nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(p)    Tax Matters. Peoples has not taken, has no present intention of taking, and has not agreed to take any action, or has failed to take any action, or knows of any fact, agreement, plan or other circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(q)    Peoples Common Shares Matters. The Peoples Common Shares to be issued in the Merger have been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the Registration Statement, and (iii) listed for trading on the NASDAQ Global Select Market.
(r)    Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”); and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.
(s)    No Other Representations or Warranties. Except as it relates to any representations, certifications, documentation and financial information to be provided to Peoples by Ohio Heritage after the date of this Agreement, or by any Person on its behalf, in relation to the filing of the any application with the Regulatory Authorities and/or in relation with the filing of the Registration Statement (including any amendments thereto), Peoples acknowledges and agrees that (i) it may only rely on the representations and warranties expressly set forth in this Agreement by Ohio Heritage and (ii) neither Ohio Heritage nor any Person on its behalf has made or is making any other express or implied representation or warranty whatsoever.

ARTICLE VI
Covenants
6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Ohio Heritage and Peoples shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approval. Ohio Heritage, in consultation with Peoples, shall take, in accordance with applicable law and the Ohio Heritage Articles and the Ohio Heritage Regulations, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the Ohio Heritage shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “Ohio Heritage Meeting”), as promptly as practicable after the date hereof. The Ohio Heritage Board shall inform the shareholders of Ohio Heritage in the Proxy Statement/Prospectus that directors, comprising at least 90% of the total stock owned directly or indirectly by the directors, executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all shares of Ohio Heritage which they own of record in favor of approving this Agreement and any other necessary documents or actions. All directors will, in accordance with the Voting Agreement, recommend approval of this Agreement to the other shareholders of Ohio Heritage, subject only to such director’s fiduciary obligations, and will use their reasonable best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.
6.03     Registration Statement; Proxy Statement/Prospectus.
(a)    Peoples will prepare and file a Registration Statement with the SEC, as soon as reasonably practicable, to register a sufficient number of shares of Peoples Common Shares which the shareholders of Ohio Heritage will receive pursuant to Section 3.01 at the Effective Time. Peoples will use its best efforts to cause such Registration Statement to become effective. Peoples and Ohio Heritage agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of Ohio Heritage to be held in connection with the Merger, in either case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    Peoples and Ohio Heritage each agree to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to Ohio Heritage shareholders.

(c)    If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04    Press Releases. Upon the execution of this Agreement, Peoples and Ohio Heritage shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of Peoples and Ohio Heritage. Neither Ohio Heritage nor Peoples will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
6.05    Access; Information.
(a)    Ohio Heritage shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, Peoples and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and such other information as Peoples may reasonably request and, during such period, (i) shall furnish promptly to Peoples a copy of each material report, schedule and other document filed by it or Ohio Heritage Bank pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of Ohio Heritage or Ohio Heritage Bank as Peoples may reasonably request. Ohio Heritage shall invite two Representatives of Peoples selected by Peoples from time to time to attend, solely as observers, all meetings of the Ohio Heritage Board (and committees thereof) and Ohio Heritage Bank board after the date of this Agreement; provided, however, that in no event shall such Peoples Representatives be invited to or permitted to attend any executive session of Ohio Heritage’s or Ohio Heritage Bank’s board or any meeting at which Ohio Heritage reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the Ohio Heritage Board or Ohio Heritage Bank board, as applicable.
(b)    Neither Ohio Heritage nor Peoples will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the date of this Agreement to the Effective Time, Ohio Heritage shall deliver to Peoples the monthly and quarterly unaudited consolidated financial statements of Ohio Heritage prepared for its internal use and the report of condition and income of Ohio Heritage Bank for each quarterly period completed prior to the Effective Date as the same shall become available.
6.06    Acquisition Proposals; Break Up Fee.
(a)    Ohio Heritage shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of Ohio Heritage and its Subsidiaries not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than Peoples, relating to (i) any acquisition or purchase of all or substantially all of the assets of Ohio Heritage and/or Ohio Heritage Bank or (ii) any merger, consolidation or business combination with Ohio Heritage and/or Ohio Heritage Bank (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this Section shall prohibit Ohio Heritage from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (A) the Ohio Heritage Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of Ohio Heritage under applicable law and (B) before furnishing such information to, or entering into discussions or negotiations with, such Person, Ohio Heritage provides immediate written notice to Peoples of such action, the identity of the bidder and the substance of such Acquisition Proposal.
(b)    In the event that Ohio Heritage and/or Ohio Heritage Bank either (i) after consultation with and based upon the advice of legal counsel, determines in good faith that pursuing such Acquisition Proposal and terminating this Agreement is required to fulfill its fiduciary duties to the shareholders of Ohio Heritage under applicable law, or (ii) executes a definitive agreement in respect of an Acquisition Proposal, Ohio Heritage shall pay to Peoples in immediately available funds the sum of $1,130,111 immediately after the earlier of (x) giving notice of (i) above, or (y) such execution.

6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from the Takeover Law, as now or hereafter in effect.
6.08    Certain Policies. Before the Effective Time, Ohio Heritage will consider, upon the request of Peoples, (i) modifying and changing its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples and (ii) evaluating the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Ohio Heritage will not consider any such action pursuant to this Section 6.08 unless and until Peoples certifies that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to Ohio Heritage that Peoples’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples is otherwise in material compliance with this Agreement; provided further, however, that Ohio Heritage will not consider any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles or applicable law; and, provided further, that Ohio Heritage shall not be obligated to take any action referred to above. Ohio Heritage’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
6.09    Regulatory Applications.
(a)    Peoples and Ohio Heritage and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples agrees that it will consult with Ohio Heritage with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Ohio Heritage apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. Ohio Heritage shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, Ohio Heritage shall not have any right to review and/or inspect any proprietary information submitted by Peoples to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b)    Ohio Heritage agrees, upon request, to furnish Peoples with all information concerning itself, Ohio Heritage Bank, directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Ohio Heritage’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and Ohio Heritage’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Ohio Heritage or any of its Subsidiaries who become employees of Peoples as a result of the Merger shall participate, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees (with credit for their years of service with Ohio Heritage or its Subsidiaries for participation, vesting, and determination of benefits purposes under Peoples’ applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent Ohio Heritage’s employees participate in Peoples’ group health plan (instead of continued participation in Ohio Heritage’s group health plan), Peoples agrees to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy.
(b)    Employee Severance. Subject to any applicable regulatory restrictions:
(i)    Peoples shall pay to each employee of Ohio Heritage or its Subsidiaries who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of Ohio Heritage or any of its Subsidiaries immediately before the Effective Time, (C) has been an employee of Ohio Heritage or any of its Subsidiaries for at least six months prior to the Effective Time, and (D) is not offered continued employment, or is offered employment outside of the employees’ current branch location or at a salary less than his or her current salary, or is involuntarily terminated by Peoples without cause during the first six months after the Effective Date, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service (provided any such employee with more than six months of service during the year in which such event occurs shall be given credit pro rata for such months) of such employee with Ohio Heritage or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following termination, provided that such employee has not been terminated for cause. For any employee of Ohio Heritage or its Subsidiaries participating in Ohio Heritage’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.
(ii)    In exchange for the severance pay described in this Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against Peoples and Affiliates.

(c)    Ohio Heritage 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of either the Ohio Heritage Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the Ohio Heritage Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiary’s 401(k) Plan (the “Ohio Heritage Bank 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the Ohio Heritage Board shall approve the adoption of any amendments to the Ohio Heritage Bank 401(k) Plan sufficient to terminate the Ohio Heritage Bank 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Following the Effective Date, Peoples, as the successor in interest to Ohio Heritage, shall begin the process of requesting from the IRS a determination that the termination of the Ohio Heritage Bank 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the Ohio Heritage Bank 401(k) Plan to plan participants. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Ohio Heritage Bank 401(k) Plan to the Peoples 401(k) plan for employees of Ohio Heritage and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.
6.11    Notification of Certain Matters. Ohio Heritage shall give prompt notice to Peoples of any fact, event or circumstance known to Ohio Heritage that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Ohio Heritage or any of its Subsidiaries or (ii) would cause or constitute a material breach of any of Ohio Heritage’s representations, warranties, covenants or agreements contained herein. Peoples shall give prompt notice to Ohio Heritage of any fact, event or circumstance known to Peoples that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Peoples or any of its Subsidiaries or (ii) would cause or constitute a material breach of any of Peoples’ representations, warranties, covenants or agreements contained herein
6.12    No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of Peoples, Ohio Heritage will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect. Between the date of this Agreement and the Effective Time, without the written consent of Ohio Heritage, Peoples will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

6.13    Consents. Each of Ohio Heritage and Peoples shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage. Ohio Heritage shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
6.15    Correction of Information. Ohio Heritage shall promptly correct and supplement any information furnished by Ohio Heritage, or any other Person acting its behalf, to Peoples under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.
6.16    Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Ohio Heritage and Peoples pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby ; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the Ohio Heritage shareholders, this Section 6.16 shall not apply to information included in the Proxy Statement/Prospectus to be sent to the shareholders of Ohio Heritage under Section 6.03. Ohio Heritage and Peoples agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Ohio Heritage and Peoples agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Ohio Heritage or Peoples to fulfill its obligations hereunder, (ii) is demonstrated was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is demonstrated is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Ohio Heritage and Peoples agree to return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.
6.17    Regulatory Matters. Peoples, Ohio Heritage and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Ohio Heritage or Ohio Heritage Bank with, or a commitment letter, board resolution or similar submission by Ohio Heritage or Ohio Heritage Bank to, or supervisory letter from any Regulatory Authority to Ohio Heritage or Ohio Heritage Bank, to the satisfaction of such Regulatory Authority.

6.18    Indemnification.
(a)    For a period of five year after the Effective Time, Peoples shall indemnify each Person who served as a director or officer of Ohio Heritage before or after the date of this Agreement, to the fullest extent provided by the Ohio Heritage Articles and the Ohio Heritage Regulations, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Ohio Heritage at any time; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)    Before the Effective Time, Ohio Heritage shall procure, at the expense of Peoples (and provide a copy to each Ohio Heritage director and officer) a policy of directors’ and officers’ and company liability insurance (“D&O Policy”) to be effective for a period of five years following the Effective Date, on terms no less advantageous than those contained in Ohio Heritage’s existing directors’ and officers’ and company’s liability insurance policy.
6.19    Environmental Assessments. Ohio Heritage hereby agrees to permit Peoples to engage, at the expense of Peoples, a qualified consultant, mutually agreeable to Ohio Heritage and Peoples, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by Ohio Heritage or Ohio Heritage Bank, including real estate acquired by Ohio Heritage Bank upon foreclosure.
6.20    Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization’ under Section 368(a) of the Code. Without limiting the foregoing, Peoples shall maintain at least one significant historic business line of Ohio Heritage, or use at least a significant portion of Ohio Heritage’s business assets in a business, in each case within the meaning of Treasury Regulation 1.368-1(d).
6.21    NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market as of the Effective Time.

ARTICLE VII
Conditions to Consummation of the Merger; Closing
7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Peoples and Ohio Heritage to consummate the Merger is subject to the fulfillment or written waiver by Peoples and Ohio Heritage prior to the Effective Time of each of the following conditions:

(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Ohio Heritage.

(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Ohio Heritage and/or Ohio Heritage Bank, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Effectiveness of Registration Statement and Proxy Statement/Prospectus. The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order, and the issuance of the Peoples Common shares hereunder shall have been qualified in every state where such qualification is required under applicable state securities laws.
7.02    Conditions to Obligation of Ohio Heritage. The obligation of Ohio Heritage to consummate the Merger is also subject to the fulfillment or written waiver by Ohio Heritage prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall be true and correct in all material respects, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date), and Ohio Heritage shall have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the chief executive officer of Peoples to such effect.
(b)    Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and Ohio Heritage shall have received a certificate, dated the Effective Date, signed on behalf of Peoples by the chief executive officer of Peoples to such effect.

(c)    Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on the NASDAQ Global Select Market.
(d)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.
7.03    Conditions to Obligation of Peoples. The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Ohio Heritage set forth in this Agreement shall be true and correct in all material respects, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Ohio Heritage, by the president of Ohio Heritage to such effect.
(b)    Performance of Obligations of Ohio Heritage. Ohio Heritage shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Ohio Heritage by the president of Ohio Heritage to such effect.
(c)    Consents. Ohio Heritage shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
(d)    FIRPTA Certification. Peoples shall have received a statement executed on behalf of Ohio Heritage, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to Peoples certifying that the Ohio Heritage Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)    Dissenting Shares. The holders of not more than ten percent of the outstanding Ohio Heritage Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.

(f)    Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by Ohio Heritage or Ohio Heritage Bank, including real estate acquired in connection with foreclosure, that has or would reasonably be expected to have a Material Adverse Effect on Ohio Heritage. Either (i) the results of each Phase I as reported shall be reasonably satisfactory to Peoples or (ii) any violation of the representations and warranties contained in Section 5.03(p) of this Agreement disclosed in a Phase I report shall have been remedied by Ohio Heritage or Ohio Heritage Bank to the reasonable satisfaction of Peoples, except for any results or violations that have not, or would not reasonably be expected to have, a Material Adverse Effect on Ohio Heritage.
(g)    D&O Policy. Ohio Heritage shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(h)    Non-compete Agreement. Peoples shall have received countersigned non-compete agreement from W. Richard Baker on such terms reasonably acceptable to Peoples.
(i)     No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Ohio Heritage.
7.04    Closing. Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio on the Effective Date.

ARTICLE VIII
Termination
8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Peoples and Ohio Heritage, if the board of directors of each so determines by vote of a majority of the members of its entire board (or duly appointed special committee of its board).
(b)    Breach. At any time prior to the Effective Time, by Peoples or Ohio Heritage upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board (or duly appointed special committee of the Ohio Heritage Board), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c)    Delay. At any time prior to the Effective Time, by Peoples or Ohio Heritage (or duly appointed special committee of the Ohio Heritage Board) upon written notice to the other party, if its board of directors (or such special committee) so determines by vote of a majority of the members of its entire board (or such special committee), in the event that the Parent Merger is not consummated by October 31, 2014, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    No Approval. By Ohio Heritage or Peoples upon written notice to the other party, if its board of directors (or, in the case of Ohio Heritage, the duly appointed special committee of the Ohio Heritage Board) so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the Ohio Heritage shareholders fail to adopt this Agreement and approve the Merger at the Ohio Heritage Meeting.
(e)    Payment Pursuant to Section 6.06. Upon a payment made to Peoples in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either Ohio Heritage or Peoples.
8.02    Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 6.06 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

ARTICLE IX
Miscellaneous
9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.18 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.16, 8.02 and this Article IX, which shall survive such termination).
9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Ohio Heritage Meeting, this Agreement may not be amended if it would violate the OGCL.

9.03    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile shall have the same effect as original signatures.
9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.
9.05    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. All fees to be paid to Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be paid by Peoples.
9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Ohio Heritage, to:	Ohio Heritage Bancorp, Inc. 200 Main Street Coshocton, Ohio 43812 Attention: W. Richard Baker, Chairman
With a copy to:	Morgan Law.co 784 Marburn Drive Columbus, Ohio 43214 Attention: Doug Morgan, Esq.
If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO
With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M.Ryan Kirkham, Corporate Counsel

9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements, representations and warranties heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
9.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
9.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

9.11 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefore. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

OHIO HERITAGE BANCORP, INC.

By     /s/ W. Richard Baker
W. Richard Baker, Chairman

PEOPLES BANCORP INC.

By     /s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President & CEO

EXHIBIT A
FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of April 4, 2014, by and among Peoples Bancorp Inc., a financial holding company incorporated under Ohio law (“Peoples”), Ohio Heritage Bancorp, Inc., a bank holding company incorporated under Ohio law (“Ohio Heritage”), and the undersigned shareholders of Ohio Heritage (collectively, the “Shareholders”).

WHEREAS, the Shareholders own shares of common stock, no par value, of Ohio Heritage (such common shares, together with all shares of Ohio Heritage which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, Peoples and Ohio Heritage propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Ohio Heritage will merge with and into Peoples pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Peoples and Ohio Heritage have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1    Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of Ohio Heritage, however called, and in any action by consent of the shareholders of Ohio Heritage, they shall vote their Shares in favor of the adoption of the Merger Agreement (as amended from time to time), unless the Board of Directors of Ohio Heritage has, in accordance with their fiduciary duty, recommended a superior offer, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Ohio Heritage or any of its Subsidiaries and any person or entity other than Peoples or any of its Subsidiaries, unless the Board of Directors of Ohio Heritage has, in accordance with their fiduciary duty, recommended such transaction, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Ohio Heritage under the Merger Agreement or that would result in any of the conditions to the obligations of Ohio Heritage under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of Ohio Heritage with respect to any matter.

ARTICLE 2
Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to Peoples as follows:

2.1    Authority Relative to this Agreement. He/She/It has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2    No Conflict.

(a)    The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by him/her/it will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him/her/it or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him/her/it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he/she/it is a party or by which he/she/it or any Shares of him/her/it are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)    The execution and delivery of this Agreement by him/her/it does not, and the performance of this Agreement by him/her/it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3    Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3
Additional Covenants

3.1    Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Peoples, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4
Miscellaneous

4.1    Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2    Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Peoples shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4    Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8    Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10 Transfers, Successors and Assigns.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. By execution of this Agreement or of any Adoption Agreement, each of the parties appoints Ohio Heritage as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. Ohio Heritage shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 4.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.11     Spousal Consent. If any Shareholder who is a natural person is married on the date of this Agreement and is a resident of a community property state, such Shareholder shall cause the Shareholder’s spouse to execute and deliver to Ohio Heritage a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), within 5 days of the date of this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s shares of capital stock that do not otherwise exist by operation of law or the agreement of the parties. If any Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS

___________________________________________
[Name]

___________________________________________
[Name]

___________________________________________
[Name]

___________________________________________
[Name]

___________________________________________
[Name]

___________________________________________
[Name]

___________________________________________
[Name]
PEOPLES BANCORP INC. By: _______________________________ Charles W. Sulerzyski, President & CEO OHIO HERITAGE BANCORP, INC. By: _______________________________ W. Richard Baker, Chairman

ANNEX I

Shareholder	Address and Facsimile	Number of Shares

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of __________, 2014 (the “Agreement”) by and among Peoples Bancorp Inc., Ohio Heritage Bancorp, Inc. and certain of Ohio Heritage Bancorp, Inc. shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.1    Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of Ohio Heritage (the “Shares”), subject to the terms and conditions of the Agreement.
1.2    Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder.”
1.3    Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this ___ day of __________, 20___.
Transferee

By:    ______________________________
Name:    ______________________________
Title:    ______________________________

Address:    ______________________________

Fax:    ______________________________

EXHIBIT B
CONSENT OF SPOUSE
I, ____________________, spouse of ______________, acknowledge that I have read the Voting Agreement, dated as of ___________, 2014, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of Ohio Heritage Bancorp, Inc. which my spouse may own, including any interest I might have therein.
I hereby agree that my interest, if any, in any shares of capital stock of Ohio Heritage Bancorp, Inc. subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Ohio Heritage Bancorp, Inc. shall be similarly bound by the Agreement.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:    ________________________________

________________________________
Signature

________________________________
Print Name

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

April 3, 2014

Special Committee of the Board of Directors
of Ohio Heritage Bancorp, Inc.
Attn: Mr. Joseph R. Skelton
309 Main Street
Coshocton, OH 43812

Dear Mr. Skelton:

GBQ Consulting LLC (“GBQ”) has been engaged by the Special Committee of the Board of Directors of Ohio Heritage Bancorp, Inc. (the “Special Committee”) to render our opinion (our “Opinion”) on certain financial aspects of a proposed transaction (the “Proposed Transaction”) involving the common stock without par value (the “Company Common Stock”) of Ohio Heritage Bancorp, Inc. (“OHB” or the “Company”, which is traded over-the-counter under the ticker symbol “OHHB”). Relevant aspects of the Proposed Transaction and our Opinion are described below.

Proposed Transaction

The Special Committee is considering the Proposed Transaction in which OHB and Peoples Bancorp, Inc. (“Peoples,” which is traded on the NASDAQ-GS market under the ticker symbol “PEBO”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, among other things, OHB would merge with and into Peoples (the “Merger”), whereupon the separate existence of OHB would cease and Peoples will be the surviving corporation, and in connection with the Merger each issued and outstanding share of Company Common Stock (subject to customary exceptions specified in the Merger Agreement) will be cancelled in exchange for the right to receive consideration (the “Consideration”) in the value of $110.00 (based on the number of shares of Company Common Stock outstanding on the date of the Merger Agreement) (the “Per Share Merger Consideration”), for each outstanding share of Company Common Stock, consisting of cash equal to 15% of the Per Share Merger Consideration and the number of PEBO common shares, without par value (“PEBO Common Shares”) equal to 85% of the Per Share Merger Consideration based upon the volume average weighted market price of PEBO Common Shares during the twenty (20) consecutive trading days immediately preceding the effective date of the Merger.. This equates to aggregate Consideration of approximately $37.7 million assuming 342,458 shares of Company Common Stock issued and outstanding.

Scope of our Opinion

We have been engaged by the Special Committee to serve as an independent financial advisor to the Special Committee and to render our Opinion in connection with the Proposed Transaction as to whether the Consideration to be offered to the shareholders of OHB in the Proposed Transaction is fair, from a financial point of view, to the shareholders of OHB, as of the date hereof, excluding consideration of the financial impact to any shareholders who shall become subject to Trading Restrictions on PEBO Common Shares received as part of the Consideration.

Our Opinion is only to be used as one input to consider in the process of analyzing the Proposed Transaction. Our Opinion does not address, specifically or otherwise, the Company's underlying business decision to engage in the Proposed Transaction. Moreover, we have not been engaged to recommend, and we have not recommended, a transaction price, and we have not participated in the Proposed Transaction negotiations in any way.

Our Opinion is not intended to, and does not, constitute an appraisal or a recommendation to any shareholder of OHB as to how such shareholder should vote in regard to the Proposed Transaction. Our Opinion does not constitute investment advice and should in no way be construed as such.

Our Opinion is derived from a financial point of view only. Our Opinion does not cover the procedural fairness of the Proposed Transaction.

Our Opinion does not consider the financial impact of trading restrictions (“Trading Restrictions”) that may exist on holders of PEBO Common Shares received as Consideration. As such, our analysis of PEBO Common Shares assumes that such shares are freely-tradable without restriction.

In developing our Opinion, we have relied on the accuracy, completeness, and reliability of certain historical, prospective, and pro-forma financial information provided to us that may not be publicly available (e.g., financial statements, projections, etc.). We did not audit, compile, or review those financial statements, forecasts, or financial data. We did not express an opinion or any form of assurance on them. Our engagement cannot be relied on to disclose errors, fraud, or other illegal acts that may exist.

Data Reviewed

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	held discussions with certain members of senior management of the Company related to the Proposed Transaction, the Company’s financial condition, and other factors;

•	reviewed the Company’s annual reports for the fiscal years ended March 31, 2010 through 2013, including the Company’s audited financial statements for these periods, prepared by BKD LLP;

•	reviewed the Company’s financial statements for the twelve months ended December 31, 2013, as presented in Company’s Form FR Y-9SP;

•	reviewed the Company’s balance sheet as of February 28, 2014, prepared by management;

•	reviewed a draft of the Merger Agreement, dated March 21, 2014;

•	reviewed certain publicly available information related to OHB, including information filed with the FDIC;

•	reviewed and analyzed publicly available financial information related to certain publicly traded companies that we deem sufficiently comparable to OHB;

•	reviewed and analyzed transactions and premiums paid in the sale of controlling-interests in certain companies that we deem sufficiently comparable to OHB;

•	reviewed the Company’s strategic plan and 2014 budget;

•
reviewed certain publicly-available information related to Peoples, including annual reports (SEC Form 10-K), quarterly reports (SEC Form 10-Q), and other publicly-available information that we deemed relevant;

•	reviewed certain publicly-available information regarding the trading volume, pricing multiples, and trends in the price of PEBO Common Shares;

•	reviewed various documents, lists, and schedules prepared by Company management; and

•	conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

Limiting Conditions

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since February 28, 2014, the date of the most recent financial statements made available to us. In rendering our Opinion, we have, with your consent, assumed and relied upon the accuracy and completeness, without independent verification, of all information that was publicly available or that was furnished to us, either

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orally or in writing, by the Company. We did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company.

We have not had discussions with members of management of Peoples related to the Proposed Transaction, Peoples’ financial condition, or otherwise.

The preparation of our Opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, our Opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at our Opinion, we did not attribute any particular weight to any specific analysis or factor. Rather, we have made qualitative judgments as to the significance and relevance of each. Accordingly, we believe that our analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying our Opinion.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us as of the date of this letter, and the conditions and prospects, financial and otherwise, of the Company as they are represented to us or as they were reflected in the information and documents reviewed by us. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Proposed Transaction will be consummated on the terms and conditions described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

We express no opinion as to the price at which the Company Common Stock or PEBO Common Shares will trade at any future time or as to the effect of the announcement of the Proposed Transaction on the trading price of Company Common Stock or PEBO Common Shares. Such trading prices may be affected by a number of factors, including but not limited to (i) dispositions of Company Common Stock or PEBO Common Shares within a short period of time after the consummation of the Proposed Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of OHB or Peoples, (v) any necessary actions by or restrictions of federal, state, or other governmental agencies or regulatory authorities, and (vi) timely completion of the Proposed Transaction on terms and conditions that are acceptable to all parties at interest.

We express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration, or with respect to the fairness of any such compensation.

The Special Committee has not requested that we solicit, nor have we solicited, any third-party indications of interest for the Proposed Transaction. Further, we were not requested to consider, and our Opinion does not address, the merits of the Proposed Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the structure, tax consequences, regulatory matters or other material terms of the Proposed Transaction.

We are acting as an independent advisor in providing our Opinion to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify GBQ for certain liabilities arising out of our engagement. However, our compensation for providing services to the Special Committee is neither based nor contingent on the results of our engagement.

Neither GBQ, nor to our knowledge any of our employees that worked on this engagement, have any financial interest in OHB or Peoples, or any business relationship with OHB or Peoples, and GBQ does not and has not performed any financial services for OHB or Peoples in the two years prior to this engagement. This Opinion has been approved by the internal opinion committee of GBQ.

Restricted Use

Our Opinion and any supporting presentations, exhibits, and other documentation/analysis may be used only by the Special Committee, the Board of Directors of OHB, and their professional advisors for the purpose stated herein. This Opinion and supporting analysis/documentation may not be relied upon or utilized by any other party, and may not be referred to,

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distributed, or publicly disclosed, in whole or in part, for any purpose without our prior written consent, except as the Special Committee deems is necessary or appropriate in any filing with the SEC or in a Proxy Statement or similar documentation delivered to OHB shareholders, in which case we shall be entitled to reasonably review such filings or documentation prior to publication or public disclosure.

Opinion

It is our Opinion that, based upon and subject to the qualifications, assumptions and limitations set forth herein, as of the date hereof, the Consideration to be offered to the shareholders of OHB in the Proposed Transaction is fair, from a financial point of view, to the shareholders of OHB, excluding consideration of the financial impact to any shareholders who shall become subject to Trading Restrictions on PEBO Common Shares.

Respectfully submitted,
GBQ CONSULTING LLC

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Part II
Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)    Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1)       A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2)           A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3)            To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4)           Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

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(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a)           Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)           Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6)            The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7)           A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)           The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided

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pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)           As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b)           Regulations of Peoples

The Regulations of Peoples contains the following provisions with respect to the indemnification of directors and officers:

Article Five - Indemnification and Insurance

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination

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may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial

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or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

(c)    Insurance

Peoples maintains insurance policies under which directors and officers of Peoples are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Peoples.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

(c)	Report, Opinion or Appraisal

The opinion of GBQ Consulting LLC is included as Annex C to this proxy statement/prospectus.

Item 22.	Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on June 18, 2014.

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles W. Sulerzyski	June 18, 2014	President, Chief Executive Officer and Director
Charles W. Sulerzyski

/s/ Edward G. Sloane	June 18, 2014	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
Edward G. Sloane

/s/ Tara M. Abraham*	June 18, 2014	Director
Tara M. Abraham

/s/ Carl L. Baker, Jr.*	June 18, 2014	Director
Carl L. Baker, Jr.

/s/ George W. Broughton*	June 18, 2014	Director
George W. Broughton

/s/ Richard Ferguson*	June 18, 2014	Chairman of the Board and Director
Richard Ferguson

/s/ James S. Huggins*	June 18, 2014	Director
James S. Huggins

/s/ Brenda F. Jones, M.D.*	June 18, 2014	Director
Brenda F. Jones, M.D.

/s/ David L. Mead*	June 18, 2014	Director
David L. Mead

/s/ Susan D. Rector*	June 18, 2014	Director
Susan D. Rector

/s/ Thomas J. Wolf*	June 18, 2014	Director
Thomas J. Wolf

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 * The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Charles W. Sulerzyski, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski
President and Chief Executive Officer Attorney-in-Fact

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INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of April 4, 2014, by and between Peoples Bancorp Inc. and Ohio Heritage Bancorp, Inc.	Included as ANNEX A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4
3.1(a)	Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on May 3, 1993)	Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form 8-B of Peoples filed July 20, 1993 (File No. 0-16772)
3.1(b)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 22, 1994)	Incorporated herein by reference to Exhibit 3(a)(2) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-16772) (“Peoples’ 1997 Form 10-K”)
3.1(c)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 9, 1996)	Incorporated herein by reference to Exhibit 3(a)(3) to Peoples’ 1997 Form 10-K
3.1(d)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 23, 2003)	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 (File No. 0-16772) (“Peoples’ March 31, 2003 Form 10-Q”)
3.1(e)	Certificate of Amendment by Shareholders to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on January 22, 2009)	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on January 23, 2009 (File No. 0-16772)
3.1(f)
Certificate of Amendment by Directors to Articles filed with the Ohio Secretary of State on January 28, 2009, evidencing adoption of amendments by the Board of Directors of Peoples Bancorp Inc. to Article FOURTH of Amended Articles of Incorporation to establish express terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value, of Peoples Bancorp Inc.
Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on February 2, 2009 (File No. 0-16772)
3.1(g)	Amended Articles of Incorporation of Peoples Bancorp Inc. (reflecting amendments through January 28, 2009) [For SEC reporting compliance purposes only - not filed with Ohio Secretary of State]	Incorporated herein by reference to Exhibit 3.1(g) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 0-16772) (“Peoples’ 2008 Form 10-K”)
3.2(a)	Code of Regulations of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3(b) to Peoples’ July 20, 1993 Form 8-B
3.2(b)
Certified Resolutions Regarding Adoption of Amendments to Sections 1.03, 1.04, 1.05, 1.06, 1.08, 1.10, 2.03(C), 2.07, 2.08, 2.10 and 6.02 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 10, 2003
Incorporated herein by reference to Exhibit 3(c) to Peoples’ March 31, 2003 Form 10-Q
3.2(c)	Certificate regarding adoption of amendments to Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08 and 3.11 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 8, 2004	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-16772)
3.2(d)	Certificate regarding adoption of amendments to Sections 2.06, 2.07, 3.01 and 3.04 of Peoples Bancorp Inc.’s Code of Regulations by the shareholders on April 13, 2006	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on April 14, 2006 (File No. 0-16772)
3.2(e)	Certificate regarding adoption of an amendment to Section 2.01 of Peoples Bancorp Inc.’s Code of Regulations by shareholders on April 22, 2010
Incorporated herein by reference to Exhibit 3.2(e) to Peoples’ Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarterly period ended June 30, 2010 (File No. 0-16772). (“Peoples’ June 30, 2010 Form 10-Q/A”)

3.2(f)	Code of Regulations of Peoples Bancorp Inc. (reflecting amendments through April 22, 2010) [For SEC reporting compliance purposes only]	Incorporated herein by reference to Exhibit 3.2(f) to Peoples’ June 30, 2010 Form 10-Q/A

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4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 0-16772)(“Peoples’ 2013 Form 10-K”)
4.2	Loan Agreement, dated as of December 18, 2012, between Peoples Bancorp Inc., as Borrower, and U.S. Bank National Association, as Lender	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Current Report on Form 8-K, dated and filed December 21, 2012 (File No. 0-16772) (“Peoples’ December 21, 2012 Form 8-K”)
4.3	Revolving Credit Note in the principal sum of $5,000,000 issued by Peoples Bancorp Inc. on December 18, 2012 to U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.2 to Peoples’ December 21, 2012 Form 8-K
4.4	Term Note in the principal sum of $24,000,000 issued by Peoples Bancorp Inc. on December 18, 2012 to U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.3 to Peoples’ December 21, 2012 Form 8-K
4.5	Negative Pledge Agreement, dated December 18, 2012 between Peoples Bancorp Inc. and U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.4 to Peoples’ December 21, 2012 Form 8-K
5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith
10.1(a)	Peoples Bancorp Inc. Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (Amended and Restated Effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.1(a) to Peoples’ 2008 Form 10-K
10.1(b)	First Amendment to the Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (Amended Effective October 25, 2012)*
Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 (File No. 0-16772) (“Peoples’ September 30, 2012 Form 10-Q”)

10.1(c)	Rabbi Trust Agreement, made January 6, 1998, between Peoples Bancorp Inc. and The Peoples Banking and Trust Company (predecessor to Peoples Bank, National Association) as Trustee*	Incorporated herein by reference to Exhibit 10.1(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 0-16772)
10.2	Peoples Bancorp Inc. Amended and Restated Incentive Award Plan (Amended and Restated Effective December 11, 2008) [Effective for the fiscal year ended December 31, 2009]*	Incorporated herein by reference to Exhibit 10.2 of Peoples’ 2008 Form 10-K
10.3	Summary of Incentive Plan for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year ended December 31, 2010]*	Incorporated herein by reference to Exhibit 10.2(b) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 0-16772) (“Peoples’ 2009 Form 10-K”)
10.4	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 0-16772) (“Peoples’ 2011 Form 10-K”)
10.5	Summary of Peoples Bancorp Inc. Long Term Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(d) to Peoples’ 2011 Form 10-K
10.6	Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 4 to Peoples’ Registration Statement on Form S-8 filed May 24, 1995 (Registration Statement No. 33-59569)
10.7	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(k) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-16772) (“Peoples’ 1995 Form 10-K”)
10.8	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples’ subsidiaries under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(l) to Peoples’ 1995 Form 10-K

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10.9	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(m) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-16772) (“Peoples’ 1998 Form 10-K”)
10.10	Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10 to Peoples’ Registration Statement on Form S-8 filed September 4, 1998 (Registration Statement No. 333-62935)
10.11	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(o) to Peoples’ 1998 Form 10-K
10.12	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to consultants/advisors of Peoples under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(p) to Peoples’ 1998 Form 10-K
10.13	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(o) to Peoples’ Annual Report on Form 10-Kfor the fiscal year ended December 31, 1999 (File No. 0-16772)
10.14	Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10 to Peoples’ Registration Statement on Form S-8 filed April 15, 2002 (Registration Statement No. 333-86246)
10.15	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(r) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-16772) (“Peoples’ 2002 Form 10-K”)
10.16	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to directors of Peoples’ subsidiaries under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(s) to Peoples’ 2002 Form 10-K
10.17	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to employees of Peoples under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(t) to Peoples’ 2002 Form 10-K
10.18	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(u) to Peoples’ 2002 Form 10-K
10.19	Summary of Perquisites for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.19 to Peoples’ 2013 Form 10-K
10.20	Summary of Base Salaries for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.20 to Peoples’ 2013 Form 10-K
10.21	Summary of Compensation for Directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.21 to Peoples’ 2013 Form 10-K
10.22	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan (approved by shareholders on April 25, 2013; sometimes referred to as “Peoples Bancorp Inc. 2006 Equity Plan”)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on April 26, 2013 (File No. 0-16772)
10.23	Form of Peoples Bancorp Inc. 2006 Equity Plan Nonqualified Stock Option Agreement used and to be used to evidence grant of nonqualified stock option to non-employee directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10(c) of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (File No. 0-16772)
10.24	Form of Peoples Bancorp Inc. 2006 Equity Plan Restricted Stock Agreement for employees used and to be used to evidence awards of restricted stock granted to employees of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.29 of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 0-16722) (“Peoples’ 2006 Form 10-K”)
10.25	Form of Peoples Bancorp Inc. 2006 Equity Plan SAR Agreement for employees used and to be used to evidence awards of stock appreciation rights granted to employees of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.31 of Peoples’ 2006 Form 10-K

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10.26	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Executives) to be used for grants on and after June 27, 2013	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (File No. 0-16772) (“Peoples’ June 30, 2013 Form 10-Q”)
10.27	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Non-Employee Directors) to be used for grants on and after June 27, 2013	Incorporated herein by reference to Exhibit 10.3 to Peoples’ June 30, 2013 Form 10-Q
10.28	Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan (adopted effective July 25, 2013)	Incorporated herein by reference to Exhibit 10.4 to Peoples’ June 30, 2013 Form 10-Q
10.29	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement (for Executives) to be used for grants on and after July 25, 2013	Incorporated herein by reference to Exhibit 10.5 to Peoples’ June 30, 2013 Form 10-Q
10.30	Amended and Restated Change in Control Agreement, between Peoples Bancorp Inc. and Carol A. Schneeberger (amended and restated effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.21 to Peoples’ 2008 Form 10-K
10.31	Amended and Restated Change in Control Agreement, between Peoples Bancorp Inc. and Edward G. Sloane (amended and restated effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.34 to Peoples’ 2008 Form 10-K
10.32	Change in Control Agreement between Peoples Bancorp Inc. and Daniel K. McGill (adopted September 14, 2009)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 (File No. 0-16722)
10.33	Change in Control Agreement between Peoples Bancorp Inc. and Richard W. Stafford (adopted February 8, 2010)*	Incorporated herein by reference to Exhibit 10.31 to Peoples’ 2009 Form 10-K
10.34	Change in Control Agreement between Peoples Bancorp Inc. and Timothy H. Kirtley (adopted August 29, 2011).*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (File No. 0-16772)
10.35	Change in Control Agreement between Peoples Bancorp Inc. and Charles W. Sulerzyski (adopted April 4, 2011).*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 (File No. 0-16772)
10.36
Form of Peoples Bancorp Inc. 2006 Equity Plan Performance-Based Restricted Stock Agreement for employees used and to be used to evidence awards of performance-based restricted stock granted to employees of Peoples Bancorp Inc. *
Incorporated herein by reference to Exhibit 10.8 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (File No. 0-16772)
10.37
Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Agreement for executives used to evidence awards of performance-based restricted stock granted to executives of Peoples Bancorp Inc. (from January 1, 2012 to July 24, 2013)*
Incorporated herein by reference to Exhibit 10.41 to Peoples’ 2011 Form 10-K
10.38
Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Agreement for executives used to evidence awards of time-based restricted stock granted to executives of Peoples Bancorp Inc. (from January 1, 2012 to June 26, 2013)*
Incorporated herein by reference to Exhibit 10.43 to Peoples’ 2011 Form 10-K
10.39
Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement for executives used and to be used to evidence awards of time-based restricted stock granted to executives of Peoples Bancorp Inc. *
Incorporated herein by reference to Exhibit 10.1 to Peoples’ September 30, 2012 Form 10-Q
21.1	Subsidiaries of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 21 to Peoples’ 2013 Form 10-K
23.1	Consent of Independent Registered Public Accounting Firm - Ernst & Young LLP	Filed herewith
23.2	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

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24.1	Powers of Attorney for Directors and Executive Officers of Peoples Bancorp Inc.	Filed herewith
99.1	Consent of GBQ Consulting LLC	Filed herewith
99.2	Form of Proxy Card for Special Meeting of Shareholders of Ohio Heritage Bancorp, Inc.	To be filed by amendment
__________________________________________________
* Management Compensation Plan or Agreement

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